As filed with the Securities and Exchange Commission on July 17, 2001.
                                                      Registration No. 333-64492
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                            ________________________

                            DETOUR MEDIA GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

           COLORADO                          2721                       84-1156459
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                        ANDREW LEFT
                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              7060 HOLLYWOOD BLVD., SUITE 1150
                               LOS ANGELES, CALIFORNIA 90038
                                       (323) 469-9444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies of communications to:
                                CHRISTOPHER S. AUGUSTE, ESQ.
                           JENKENS & GILCHRIST PARKER CHAPIN LLP
                                   THE CHRYSLER BUILDING
                                     405 LEXINGTON AVE.
                                  NEW YORK, NEW YORK 10174
                               TELEPHONE NO.: (212) 704-6000
                               FACSIMILE NO.: (212) 704-6288

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              CALCULATION OF REGISTRATION FEE
  ==========================================================================================
                                             Proposed Maximum  Proposed Maximum  Amount of
    Title of Each Class of     Amount to be   Offering Price      Aggregate     Registration
  Securities to be Registered Registered (1)   Per Share (2)    Offering Price      Fee (2)
  ------------------------------------------------------------------------------------------
  Common Stock, par value     8,593,750(2)(3)      $0.14          $1,203,125       $ 301.00
  $.001 per share (4)
  ------------------------------------------------------------------------------------------
  Common Stock, par value     2,652,250(2)(3)      $0.11           $291,748           73.00
  $.001 per share (5)
  ------------------------------------------------------------------------------------------
  Common Stock, par value       1,259,260        $0.29216          $367,906           92.00
  $.0001 per share (6)
  ------------------------------------------------------------------------------------------
  Common Stock, par value        250,000          $0.5313          $132,825           34.00
  $.0001 per share (7)
  ------------------------------------------------------------------------------------------
  Common Stock, par value        250,000          $0.6641          $166,025           42.00
  $.0001 per share (8)
  ------------------------------------------------------------------------------------------

  ------------------------------------------------------------------------------------------

  Common Stock, par value       1,000,000          $0.11           $110,000           28.00
  $.0001 per share (9)
  ------------------------------------------------------------------------------------------
  Common Stock, par value        500,000           $0.11           $55,000            14.00
  $.0001 per share (10)
  ------------------------------------------------------------------------------------------
  Total                       14,505,260(2)(3)                    $1,123,504        $283.00
  ------------------------------------------------------------------------------------------

(1) Because the number of shares of common stock issuable upon the conversion of the notes issued depends on the market price of our common stock, the actual number of shares to be sold under this registration statement cannot be determined at this time. The number of shares registered for resale is not intended to be a prediction as to the future market price of our common stock upon conversion of the notes. Under the terms of subscription agreements entered into between Detour and the investors referred to therein we are required to file a registration statement registering for resale not less than 200% of the number of shares of our common stock into which the notes issued may be converted as of the date hereof. In the event that the market price of our common stock declines, and the conversion price of the securities that we are registering for resale changes, we may not have registered for resale a sufficient number of shares of common stock issuable upon the conversion of the notes issued, and we may have to file a new registration statement registering for resale such additional shares of our common stock.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee was based on (i) the average of the high ($.12) and low ($.10) price of the common stock quoted in the OTC Bulletin Board on June 29, 2001 for the shares issuable upon conversion of the notes and the shares issued as consideration for a waiver of cash penalties accrued under the subscription agreements; and (ii) the price at which the warrants may be exercised.

(3) Because the number of shares of common stock issuable upon conversion of the notes into stock depends on the market price of our common stock, the actual number of shares into which the notes will be converted and the number to be sold under this registration statement cannot be determined at this time. Under the terms of subscription agreements entered into between Detour and the investors referred to therein, dated as of June 19, 2000 and as of December 28, 2000, as amended, we agreed to register 200% of the number of shares of our common stock into which the notes issued may be converted as of the date hereof. The number of shares registered is not intended to be a prediction as to the future market price of our common stock upon conversion of the notes.

(4) Represents shares of common stock issuable upon conversion of a debenture issued to the selling stockholders on June 19, 2000.

(5) Represents shares of common stock issuable upon conversion of a debenture issued to the selling stockholders on December 31, 2000.

(6) Represents shares of common stock issuable upon exercise of a warrant issued to the selling stockholders on December 31, 2000.

(7) Represents shares of common stock issuable upon exercise of a warrant issued to a selling stockholder on June 19, 2000.

(8) Represents shares of common stock issuable upon exercise of a warrant issued to the selling stockholders on June 19, 2000.

(9) Represents shares of common stock issued to the selling stockholders on April 11, 2001.

(10) Represents shares of common stock issued to a selling stockholder in consideration for professional services rendered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             ---------------------

                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,
                               DATED JULY __, 2001

                            DETOUR MEDIA GROUP, INC.

                        14,505,260 SHARES OF COMMON STOCK

                             ---------------------

     This prospectus relates to the resale from time to time by the selling stockholders of up to 14,505,260 shares of common stock of Detour Media Group, Inc., consisting of:

     o 1,759,260 shares of common stock issuable by us upon the exercise of warrants held by the selling stockholders;
     o 11,246,000 shares of common stock issuable by us upon the conversion of debentures held by the selling stockholders; and
     o 1,500,000 shares of common stock issued by us to the selling stockholders.

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, receive the exercise price of the warrants issued to the selling stockholders, when exercised. We will pay the costs of registering the shares under this prospectus, including legal fees.

     Our stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol DTRM. On June 29, 2001 the average of the high and low price of our common stock as reported on the OTC Bulletin Board was $0.11 per share.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


              The Date of this prospectus is ____________ __, 2001

                                TABLE OF CONTENTS

Prospectus  Summary....................................................3

Risk Factors...........................................................4

Information About Forward-Looking Statements...........................9

The Offering..........................................................10

Use of Proceeds.......................................................10

Selling Stockholders..................................................10

Plan of Distribution..................................................11

Legal Proceedings.....................................................12

Directors, Executive Officers, Promoters and Control Persons..........13

Executive Compensation................................................14

Security Ownership or Certain Beneficial Owners and Management........15

Market for Our Common Stock and Dividend Policy.......................16

Management's Discussion and Analysis of Financial Condition and Results
of Operations.........................................................16

Description of Business ..............................................19

Description of Property...............................................25

Certain Relationships and Related Transactions........................26

Description of Securities.............................................26

Legal Matters.........................................................27

Experts...............................................................27

Where You Can Find More Information...................................28

Consolidated Financial Statements of Detour Media Group, Inc.........F-1

                                     PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

                            DETOUR MEDIA GROUP, INC.

     Detour Media Group, Inc. is engaged principally in the publication and distribution of Detour, an internationally distributed magazine best known for its presentation of cutting-edge trends and strong editorial focus on fashion, entertainment, lifestyle and contemporary social issues. Our mission is to be a premier urban avant-garde publication devoted to those topics which we believe will attract a readership consisting primarily of affluent, style conscious men and women in the 18 to 35 age group. We derive revenues primarily from advertising in Detour and, to a lesser extent, from subscription and newsstand sales.

                                  THE OFFERING


-------------------------------------------------------------------------------
Shares offered by the selling            14,505,260
stockholders
-------------------------------------------------------------------------------
Offering Price                           Determined at the time of sale by the
                                         selling stockholder.
-------------------------------------------------------------------------------
Common stock outstanding as of May 21,   28,611,633
2001
-------------------------------------------------------------------------------
Use of Proceeds                          We will not receive any proceeds from
                                         the shares offered by the selling
                                         stockholders

                                         Any proceeds we receive from exercise
                                         of warrants will be used primarily for
                                         general corporate purposes.
-------------------------------------------------------------------------------
Dividend Policy                          We currently intend to retain any
                                         future earnings to fund the
                                         development and growth of the
                                         business. Therefore, we do not
                                         currently anticipate paying cash
                                         dividends.
-------------------------------------------------------------------------------
OTC Bulletin Board Symbol                DTRM
-------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of our common stock could decline as a result of any of these risks and you could lose all or part of your investment. You should also refer to the other information in this prospectus including our financial statements and the related notes.


                         RISKS RELATED TO THIS OFFERING
                         ------------------------------

WE HAVE 13,005,260 SHARES OF COMMON STOCK RESERVED FOR FURTHER ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR DETOUR COMMON STOCK

The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of June 15, 2001, we had 13,005,260 shares of common stock reserved for possible future issuances upon conversion of warrants and notes.

RESTRICTIONS IN OUR CURRENT FINANCING ARRANGEMENTS NEGATIVELY AFFECT RAISING ADDITIONAL FUNDS

The subscription agreements signed in connection with the June 2000 and December 2000 offerings contain restrictions on future financing, which could have a materially adverse effect on our ability to raise the needed additional funds. For 180 days after the effective date of this registration statement, if we intend to sell shares in a financing, we are generally required to give certain investors a right of first refusal to purchase a number of shares, on the same terms, and in the same proportion as the investor purchased our notes, except for the December 2000 offering.

THE DILUTION EFFECT OF THE SHARES ISSUABLE PURSUANT TO THE JUNE 2000 AND DECEMBER 2000 OFFERINGS (SEE "DILUTION")

As of June 25, 2001, assuming full conversion or exercise of the securities issued in connection with the June 2000 and December 2000 offerings, 13,005,260 shares of our common stock would be issuable, representing 45.5% of our currently outstanding common stock. These issuances, if made in their entirety, would result in your common stock being diluted by approximately 32.2%.

The conversion rates of the June 2000 notes and the December 2000 note are based on a floating rate at a discount to the market price of our common stock at the time that such notes are converted. Accordingly, we cannot determine the ultimate number of shares of common stock that we will issue upon conversion of the notes issued in connection with the June 2000 or December 2000 offerings and upon exercise of the June 2000 warrants or the December 2000 warrants.

CONVERSION AND SALES OF SHARES COULD DEPRESS THE PRICE OR OUR COMMON STOCK

Because of the conversion features in the notes issued in relation to the June 2000 and December 2000 offerings, the note holders will receive a greater number of shares of common stock upon conversion if our common stock price decreases. If the note holders convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the note holders to convert their remaining notes into greater amounts of common stock, the sales of which would further depress the stock price.

The significant downward pressure on the price of the common stock could encourage short sales, if short sales of our stock were permitted, and consequently place further downward pressure on the price of our common stock.

THE LOWER THE PRICE OF OUR COMMON STOCK, THE MORE SHARES OF COMMON STOCK WILL BE ISSUABLE IN THE FORM OF INTEREST PAYMENTS

     The notes issued in connection with the June 2000 offering bear interest at an annual rate of 10% and the notes issued in connection with the December 2000 offering bear interest at an annual rate of 6% and the interest is payable in cash or in shares of our common stock. Consequently, the lower the price of our common stock, the more shares will be issuable in the form of interest payments. As of June 25, 2001, the notes issued in the amount of $1,309,000 in connection with the June 2000 and December 2000 financings have accrued $118,270 in interest.

OUR DEFAULT ON THE PAYMENT OF NOTES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION

     On June 19, 2000 we issued $1,000,000 worth of convertible notes to certain investors. All principal and interest due on the outstanding notes becomes immediately due and payable three years from the date of issuance of each note issued in connection with the June 2000 offering, or earlier in the event of a default.

     On December 31 2000 we issued $309,000 worth of convertible notes to certain investors. All principal and interest due on such note becomes immediately due and payable December 31, 2001, or earlier in the event of a default.

      Events of default under the June 2000 and December 2000 offerings include:

     o a breach by us of any material covenant or term or condition of the notes issued in connection with the offerings;

     o a breach by us of any material representation or warranty made in the subscription agreements signed in the offerings, or in any agreements made in connection therewith;

     o if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

     o any form of bankruptcy or insolvency proceeding is instituted by or against us;

     o if we do not comply with the conditions for listing on a principal market; and

     o    the delising of our common stock from a principal market.

     If we default on the notes issued in connection with the June 2000 or December 2000 offerings, we will be required to pay the principal of the notes and any interest accrued. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations".

IF WE DO NOT ISSUE TO THE INVESTORS THE SHARES OF COMMON STOCK UPON CONVERSION OF THE NOTES WITHIN A LIMITED AMOUNT OF TIME, WE WILL BE REQUIRED TO PAY A PENALTY

     In the event that we are unable to issue the shares of common stock within five business days of when a note, issued pursuant to the June 2000 or December 2000 offerings, is convertible, then at the note holder's election, we must pay to the note holder a sum of money determined by multiplying the principal of the note not convertible by 130%, together with accrued but unpaid interest on the note; for example, if we do not issue shares of common stock, in a timely manner, upon conversion of $1,309,000 in notes, we will be required to pay a penalty of up to $392,700, in the aggregate.

OUR CURRENT FINANCING ARRANGEMENTS COULD PREVENT OUR COMMON STOCK FROM BEING LISTED ON NASDAQ OR OTHER PRINCIPAL MARKETS

Nasdaq and other principal markets require that, to be eligible for inclusion in the stock market, a company's common stock have a minimum bid price per share of common stock. The characteristic of our financing is to exert downward pressure on the bid price of our common stock which may prevent our common stock from being listed on Nasdaq or other principal markets; for example:

     o the conversion feature of the notes issued and in our current financing arrangements will result in the note holders receiving a greater number of shares of common stock upon conversion if our common stock price decreases;

     o if the selling stockholders or the investors in the June 2000 and December 2000 financings convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholder or the investor in the June 2000 or December 2000 financing to convert their remaining notes into greater amounts of common stock, the sales of which would further depress the stock price.

     Additionally, Nasdaq and other principal markets require companies to re-apply for initial inclusion and satisfy all initial inclusion requirements if there is a change in control which may be deemed a merger and consolidation. The conversion of the notes issued, and the related warrants, may trigger this provision as the conversion feature of the notes and the exercise of the warrants may be deemed to result in a change of control. See "Dilution." Consequently, assuming that we meet the other listing requirements, and our common stock were to be listed on Nasdaq, or another principal market, if the conversion of the notes and the exercise of the warrants results in a change of control, we may be required to re-apply for initial inclusion and satisfy all initial inclusion requirements.


                          RISKS RELATED TO OUR BUSINESS
                          -----------------------------

IF THE COST OF PAPER OR POSTAGE WERE TO INCREASE, IT COULD HAVE A SIGNIFICANT EFFECT ON OUR OPERATING EXPENSES

Paper is the principal material used in the publishing of our magazine and is a significant expense for us. The cost of paper is volatile and may rise, increasing the cost of publishing our magazine. Additionally, because we deliver our product to subscribers using the U.S. Postal Service, an increase in the postage rate would increase our expenses. If there were an increase in paper costs or postage rates, there is no guarantee that we would be able to pass the increased cost on to advertisers or readers, nor is there any guarantee that we would be able to obtain financing to meet the increased costs of publishing the magazine. Therefore, an increase in the cost of paper or postage could significantly increase our expenses, thereby increasing our operating loss.

OUR REVENUES WOULD BE SIGNIFICANTLY REDUCED IF ADVERTISING IN OUR MAGAZINE WERE TO DECREASE

Advertising makes up the vast majority of our total revenues (approximately 91.8% in 2000). If a major advertiser were to stop advertising in our publication, or if there were a general decrease in the level of advertising in our magazine, our revenues would be greatly reduced. Additionally, if circulation of our magazine were to significantly decrease, advertisers might pay less for advertisements in our magazine, or no longer advertise in our magazine altogether. The fact that we may be in an economic recession could result in a decrease in the circulation of our magazine and a general decrease in the amount of advertising revenue that we receive, since both individuals and businesses generally spend less money in financially difficult times. If our advertising revenue decreases for any reason, our total revenues could be significantly reduced, greatly increasing our operating losses

OUR COMPETITION HAS GREATER RESOURCES THAN WE DO WHICH ALLOWS THEM TO ADVERTISE AND MARKET THEIR PUBLICATIONS MORE EXTENSIVELY THAN WE DO

We face significant competition from publicly and privately held companies in the publishing business. Many of our competitors, such as Interview and Surface Magazine, have greater resources, both financial and otherwise, than the resources currently available to us, which allows them to advertise and market their magazine more extensively than we do. We compete with these magazines for advertisers and readers. If we are unable to compete successfully for advertisers and readers, our circulation and the number of advertisers in our magazine would decrease, adversely affecting our revenues.

Contributing to the disparity in resources between our competition and us is the fact that we are currently experiencing cash shortages. These shortages could inhibit our ability to effectively compete with other magazines by forcing us to spend less on advertising and marketing. For example, if we continue to experience cash shortages we may be unable to retain the services of the consultants that have assisted us with various aspects of the magazine, including media kits, business cards and the layout of the magazine. Such action would only increase the disparity between our competitors and us.

OUR EXECUTIVE OFFICERS AND CERTAIN HIGHLY SKILLED PERSONNEL MAY LEAVE

Our success depends largely on the skills, experience and performance of some key members of our management, including our President and Chief Executive Officer, our Acting Editor in Chief and our Acting Publisher. If we lose one or more of these key employees, our ability to implement our new business strategy or maintain or provide effective leadership for our magazine might be hampered, adversely affecting our business, operating results and financial condition. We have not been successful in retaining our key employees in the past.

Our future success also depends on our ability to continue attracting and retaining highly skilled personnel such as writers and photographers. Like other magazines, we face intense competition for qualified personnel. Many of our competitors have greater resources than we have, and are therefore able to spend more money to obtain the services of highly skilled personnel. Therefore, we cannot be certain that we will be successful in attracting new personnel or adequately compensating our current personnel in the future. If we are unable to retain or attract highly skilled personnel in the future, the quality of our magazine might decrease resulting in a loss of circulation and revenue.

A CHANGE IN OUR DISTRIBUTOR COULD LEAD TO INFERIOR DISTRIBUTION OF OUR MAGAZINE LEADING TO POORER CIRCULATION AND LOWER REVENUES

Our current distributor is a leading international distributor, allowing for broad distribution of our magazine. If our distributor were to change for any reason, there is no guarantee that the new distributor would be as effective in distributing our magazine, that as well known a distributor would accept us as a client, or that we could afford such a distributor if the distributor would accept us as a client. Therefore, if any change in our distributor were to occur, our magazine might be more poorly distributed, leading to a decrease in circulation, which would decrease advertising in our magazine, significantly reducing revenue. Based on our current financial situation, if the cost of our current distributor were to increase we might no longer be able to afford the distributor, perhaps forcing us to employ a less qualified company.

OUR NEW BUSINESS STRATEGY RELATING TO THE INTERNET AND CUSTOM PUBLISHING COULD FAIL WHICH MIGHT RESULT IN THE FAILURE OF OUR CURRENT BUSINESS

We are currently planning to implement a new business strategy involving the use of the internet and custom publishing. If our new business strategy to become a full service media company fails, our publishing business might also fail. Our new business strategy requires a significant monetary investment (estimated to be approximately $1.5 million), which, if obtained from our current operations, would then not be available for use in our publishing business. An alternate method for funding the new business strategy would be to obtain a loan or sell debt instruments. If the new business strategy failed, however, the level of debt might be too great for our publishing business to support, causing that portion of our business to also fail.

THE PEOPLE FEATURED IN OUR MAGAZINE MIGHT INITIATE SUITS AGAINST THAT MIGHT LEAD TO AN INCREASE IN OUR EXPENSES

Because of our magazine's focus on entertainment and celebrities, we often interview people for the magazine. If we were to publish something about an interviewee that was inaccurate or untrue, or which the interviewee claimed was inaccurate or untrue, the interviewee might initiate a suit against us claiming that they were harmed in some way by the publication of the material. If an interviewee did initiate such a suit, regardless of its merits, our expenses could greatly increase due to the legal costs associated with the defense of such a claim.


                        RISKS RELATED TO OUR COMMON STOCK
                        ---------------------------------

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

Our common stock currently is quoted on the OTC Bulletin Board. The trading volume of our common stock historically has been limited, and there can be no assurance that an active public market for our common stock will be developed or sustained. As a result, once you purchase our common stock it may be difficult to sell the stock. In addition, trading in our securities is subject to the "penny stock" rules (See "Penny stock rules may make buying or selling our common stock difficult"). The trading price of our common stock in the past has been, and in the future could be, subject to wide fluctuations. These fluctuations may be caused by a variety of factors, including the following:

     o    Quarterly variations in our operating results

     o Actual or anticipated announcements of new products or services by us or our competitors

     o    Changes in analysts' estimates of our financial performance.

The stock market in general also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity.

FUTURE SALES OF SHARES BY EDWARD T. STEIN, OUR CHAIRMAN, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

There are 28,611,633 shares of our common stock outstanding, of which approximately 7,316,829 shares are held beneficially by Mr. Stein. Mr. Stein will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by Securities and Exchange Commission regulations. If Mr. Stein were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Stein might occur could also adversely affect the market price of our common stock.

CONTROL BY EDWARD T. STEIN COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

Edward T. Stein owns approximately 25.1% of our common stock. Accordingly, for as long as Mr. Stein continues to beneficially own a controlling interest in our common stock, he will be able to exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

CERTAIN PROVISIONS OF COLORADO LAW WHICH COULD MAKE A TAKEOVER MORE DIFFICULT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE MARKET PRICE

The laws of Colorado (the state in which we are incorporated) contain provisions that would make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus and in the documents we have incorporated by reference may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in the previous section and other factors noted in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

                                  THE OFFERING

6% CONVERTIBLE DEBENTURES

     Of the shares being registered for resale by the selling stockholders, 2,652,250 shares are being registered for resale upon conversion of our outstanding 6% convertible debentures.

     On December 29, 2000, we entered into a Convertible Debentures and Warrants Purchase Agreement with Amro International, S.A., Markham Holdings,Ltd., Esquire Tade & Finance Inc. and Celeste Trust Reg. Pursuant to this agreement, we sold to each of the purchasers convertible promissory notes in the aggregate principal amount of $309,000 bearing interest at the rate of six percent (6%) per annum, due December 31, 2001, each convertible into shares of our common stock. Interest shall be payable, at the option of the purchasers, in cash or shares of our common stock. At any time after the issuance of the notes, each note is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note as of the date of conversion by (b) the conversion price. The conversion price means the lesser of (x) $0.27 and (y) an amount equal to seventy-five percent (75%) of the average closing bid prices for the three (3) trading days having the lowest closing bid prices during the thirty (22) trading days prior to the conversion date.

     Additionally, we issued a warrant to each of the purchasers to purchase an aggregate of 1,259,260 shares of our common stock at an exercise price equal to $.29216 per share. The purchasers may exercise the warrants through December 31, 2005. Shares issuable upon exercise of any of the warrants by the purchasers may also be resold to the public through this prospectus.

     Amro International, S.A., Markham Holdings, Ltd., Esquire Trade & Finance Inc. and Celeste Trust Reg. are "underwriters" within the meaning of the Securities Act in connection with their resale of shares of our common stock under this prospectus.

10% CONVERTIBLE DEBENTURES

     Of the shares being registered for resale by the selling stockholders, 8,593,750 shares are being registered for resale upon conversion of our outstanding 10% convertible debentures.

     On June 12, 2000, we entered into a Convertible Debentures and Warrants Purchase Agreement with Amro International, S.A., Markham Holdings,Ltd., Esquire Tade & Finance Inc., Celeste Trust Reg. and Solomon Eisenberg. Pursuant to this agreement, we sold to each of the purchasers convertible promissory notes in the aggregate principal amount of $1,000,000 bearing interest at the rate of ten percent (10%) per annum, due December 31, 2001, each convertible into shares of our common stock. Interest shall be payable, at the option of the purchasers, in cash or shares of our common stock. At any time after the issuance of the notes, each note is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note as of the date of conversion by
(b) the conversion price. The conversion price means the lesser of (x) $0.90 and
(y) an amount equal to eighty percent (80%) of the average closing bid prices for the three (3) trading days having the lowest closing bid prices during the thirty (22) trading days prior to the conversion date.

     Additionally, we issued a warrant to each of the purchasers to purchase an aggregate of 250,000 shares of our common stock at an exercise price equal to $.6641 per share. The purchasers may exercise the warrants through December 31, 2005. Shares issuable upon exercise of any of the warrants by the purchasers may also be resold to the public through this prospectus.

SECURITIES OFFERED BY SELLING SECURITY HOLDERS

      COMMON STOCK(1)                                   13,496,000

EQUITY SECURITIES OURSTANDING(2)

      COMMON STOCK                                      28,611,633    (3)
                                                      -------------------
      PREFERRED STOCK                                            0
                                                      -------------------
      WARRANTS                                           1,509,260    (4)
                                                      -------------------
      OPTIONS                                                    0    (4)
                                                      -------------------

(1) According to the terms of the 6% and 10% Convertible Notes between certain investors and us, the amount of common stock being registered and included in this prospectus is 200% of the number of shares of common stock that would be required to be issued under the respective notes and warrants if the notes were converted and the warrants were exercised on the day before the filing of the registration statement.

(2)  The total number of equity shares outstanding as of May 21, 2001.

(3) The total number of shares of common stock does not include shares of common stock issuable upon the exercise of warrants associated with 6% Convertible Debentures and 10% Convertible Debentures.

(4) The warrants were issued to private placement investors. The exercise price of the warrants is $0.29216.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. We will receive proceeds upon any exercise of warrants issued to the selling stockholders. We intend to use the proceeds from the exercise of warrants for working capital and general corporate purposes.

     We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

                              SELLING STOCKHOLDERS

     The shares being offered by the selling stockholders consist of shares of common stock issuable upon exercise of warrants as well as upon the conversion of debentures issued in June and December of

2000. The selling stockholders do not hold, and within the past three years have not held, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The following table sets forth the names of the selling stockholders, the number of shares beneficially owned by each of the selling stockholders as of June 18, 2001 and the number of shares of common stock being offered by the selling stockholders under this prospectus. The shares being offered hereby are being registered to permit secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.

-----------------------------------------------------------------------------------------
    Name of Selling         Shares of       Shares of        Shares of common stock
      Stockholder         common stock    common stock      owned after offering (2)
                         owned prior to  to be sold (1)
                          offering (1)
-----------------------------------------------------------------------------------------
                                                             Number          Percent
-----------------------------------------------------------------------------------------
Amro International,            3,547,438       3,547,438        0               0
S.A(3)
-----------------------------------------------------------------------------------------
Markham Holdings Ltd.          2,128,571       2,128,571        0               0
-----------------------------------------------------------------------------------------
Esquire Trade & Finance        3,547,438       3,547,438        0               0
Inc.
-----------------------------------------------------------------------------------------
Celeste Trust Reg              3,547,438       3,547,438        0               0
-----------------------------------------------------------------------------------------
HAA, Inc.                        884,375         884,375        0               0
-----------------------------------------------------------------------------------------
Andrew I. Telsey                 500,000         500,000        0               0
-----------------------------------------------------------------------------------------
Union Atlantic                   250,000         250,000        0               0
-----------------------------------------------------------------------------------------
Solomon Eisenberg                100,000         100,000        0               0
-----------------------------------------------------------------------------------------
TOTAL                         14,505,260      14,505,260        0               0
-----------------------------------------------------------------------------------------

                                    PLAN OF DISTRIBUTION

     The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares of our common stock at various times in one or more of the following transactions:

     o on any U.S. securities exchange on which our common stock may be listed at the time of such sale;
     o    in the over-the-counter market;
     o    in privately negotiated transactions;
     o    in connection with short sales;
     o    in a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
     o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

     We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

     o may not engage in any stabilization activity in connection with our securities;
     o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by referece in this prospectus, as supplemented, and other facts material to the transaction.

                                LEGAL PROCEEDINGS

     By notice dated March 30, 2000, the staff of the Salt Lake City District Office of the Securities and Exchange Commission ("SEC" or "the Commission") notified us and our Chairman that it was recommending to the SEC that an enforcement action be filed against both us and our Chairman relating to accuracy of certain of our financial statements in 1997 and 1998. The recommended enforcement action was based on: (i) the improper presentation of certain quarterly financial information; and (ii) the failure to record in accordance with generally accepted accounting principles the proper compensation expense resulting from the issuance to consultants in 1997 of options to purchase 4,400,000 shares of common stock. According to the notice from the Commission, the SEC anticipates alleging that we had violated Section 17(a) of the Securities Act of 1933, and Section 10(b) of the Securities Exchange Act of 1934, rule 10b-5, Section 13(a) of the Exchange Act and various rules promulgated thereunder.

     We believed that the issue regarding improper presentation of quarterly financial information relates to our averaging of certain costs and expenses in certain quarterly periods in 1997 and 1998 instead of calculating these costs and expenses precisely. To comply with the staff's requirement, we would be required to determine the actual costs and expenses for the affected quarters. The second issue related to whether we recorded the proper amount of compensation expense in connection with the issuance of the options to the consultants. We recorded an expense of $21,991, based on the exercise price of the options of $.005 per share. We understand that the staff believes that the expense should be the fair market value of the options at the time the options were issued. Under generally accepted accounting principles, any such additional compensation expense in connection with the options would result in a corresponding increase in our paid-in capital. Thus, while the expense would increase our net loss for 1997, the paid-in capital would be similarly increased and there would be no change to our total deficit in stockholders' equity as of the end of 1997.

     In 2000, we advised the staff that we wished to cooperate fully and reach an agreement on an appropriate remedy to resolve this matter. We had determined to restate our financial statements to address the concerns raised by the staff.

     On November 22, 2000, the Commission issued a cease-and-desist proceeding pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934. The Commission ordered us to amend our filings with the Commission to properly reflect our financial condition and operating results, and as required by Section 13(b)(2) of the Exchange Act, make and keep books, record and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets. The Commission further ordered us to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that, among other things, transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. We have advised the Commission of our intention to amend our filing with the Commission.

     We have been named as a defendant in several other lawsuits in the normal course of our business. With the exception of one prospective matter, in the opinion of management after consulting with legal counsel, the liabilities, if any, resulting from these matters will not have a material effect on our financial statements. [Update re: Interbank]

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains information concerning each of our directors and executive officers:

-------------------------------------------------------------------------------
NAME                        AGE                        POSITION
-------------------------------------------------------------------------------
Edward T. Stein             50                         Chairman
-------------------------------------------------------------------------------
Andrew Left                 31                         President, Chief
                                                       Executive Officer and
                                                       Director
-------------------------------------------------------------------------------
Kevin Nesis                 32                         Director
-------------------------------------------------------------------------------

BUSINESS EXPERIENCE

     Edward T. Stein, Chairman. Edward T. Stein has been Chairman of the Board and a director of Detour and its predecessor since January 1995. From November 1998 through April 1999, Mr. Stein served as president of Detour. Since 1986, Mr. Stein has also been president of Edward T. Stein Associates, Ltd., a privately held financial services firm engaged in money management, insurance and financial planning located in Melville, New York, and Prima Capital Management Corp., an affiliated company. Mr. Stein obtained a Bachelor of Science degree from Rider University, where he majored in finance.

     Andrew Left, President, Chief Executive Officer and Director. Andrew Left has served as president and chief executive officer Detour since April 1999, and has served as a director since November 1999. From June 1993 through April 1999 Mr. Left managed his family's stock portfolio and developed an expertise in Internet companies. Mr. Left received his Bachelor of Arts degree in political science from Northeastern University in 1993.

     Kevin Nesis, Secretary and Director. Kevin Nesis has served as Secretary and as a director of Detour since November 1999. In addition to his positions at Detour, since January 2000 Mr. Nesis has been employed by Time Capital Securities Corp., a privately held financial services company, where his duties include financial services and estate and tax planning. From April 1997 through January 2000, Mr. Nesis was employed by Edward T. Stein Associates, Ltd. where his duties included financial services and estate and tax planning. Mr. Nesis was unemployed from June 1996 through March 1997. Mr. Nesis received his Juris Doctor degree from New York Law School in 1996 and his Bachelor of Arts degree from Boston University in 1993. He holds Series 7 and Series 63 licenses with the National Association of Securities Dealers, Inc. He devotes approximately 30% of his time to Detour's business.

COMPENSATION OF DIRECTORS

     Our directors do not currently receive any compensation. Directors are reimbursed for out of pocket expenses incurred by each of them in the performance of their duties. We reimbursed Mr. Stein, our chairman, in the amounts of $84,074 and $53,096 for expenses incurred respectively during the fiscal years ended December 31, 1999 and 2000.

                             EXECUTIVE COMPENSATION

     The summary compensation table below specifies the components of the compensation packages of our chief executive officer and our other executive officers who received compensation in excess of $100,000 per year, or our named executive officers, for the fiscal years ended December 31, 1998, 1999 and 2000.

                                 SUMMARY COMPENSATION TABLE

                   ANNUAL COMPENSATION        LONG TERM COMPENSATION
                   -------------------        ----------------------

                                              AWARDS           PAYOUTS
                                              ------           -------
                                                                          All
                                 Other            Securities              Other
                                 Annual  RestricteUnderlying              Compen-
Name and          Salary Bonus   Compen-sStock     Options /  LTIP        sation
Position    Year  ($)    ($)       ($)   Awards($) SARs (#)   Payouts ($) ($)
--------    ----  ---    ---       ---   ------------------   ---------------
Edward T.   1998       0    -       -       -          -           -         -
Stein,      1999       0    -       -       -          -           -         -
President   2000  $105,417  -       -       -          -           -         -
& Chairman
(1)

Andrew      1999       0    -       -       -          -           -         -
Left,       2000  $68,750   -       -       -          -           -         -
President
(1)

Barbara     1999  $60,000   -    $247,166(2)-          -           -         -
Zawlocki,   2000  $60,000   -    $157,000(2)-          -           -         -
Publisher

(1) Mr. Stein resigned his position as President in April 1999 and was replaced by Mr. Left at that time.

(2) This compensation was in the form of commissions, which were paid to BZI
Media Services, Inc., Ms. Zawlocki's company.

     No member of management serves pursuant to an employment agreement.

     We reimburse officers and directors for out of pocket expenses incurred in the performance of their relevant duties. We reimbursed Mr. Stein, our chairman, in the amounts of $84,074 and $53,096 for such expenses during the fiscal years ended December 31, 1999 and 2000, respectively, and we reimbursed Ms. Zawlocki in the amount of $37,944 and $29,205 during the fiscal years ended December 31, 1999 and 2000, respectively.

     Recently, two of our key employees resigned. In the first quarter of 2001, Juan Morales, our former Editor in Chief, resigned in order to assume a position with another company. We do not intend to retain a new person in this capacity in the near future, but rather, will handle these responsiblities with our current staff. In May, 2001, Ms. Zawlocki resigned as our publisher as a result of our cash shortage. We owed money to her which we were unable to pay when the same became due. We intend to utilize outside, independent contractors to handle those responsiblities formerly undertaken by Ms. Zawlocki.

     Detour has no stock plan for employees, but may adopt one in the future. To date, Detour has not granted stock options to its executives or employees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information on the beneficial ownership of our common stock as of May 8, 2001 by:

     o    each person who beneficially owns more than 5% of our common stock;
     o    each of our directors and named executive officers; and
     o    all named executive officers and directors as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission.

     The percent ownership for each stockholder is based on 29,161,629 shares of common stock outstanding as of May 8, 2001. Except as community property laws may apply, each stockholder named in the table has sole voting and investment power to the shares opposite that stockholder's name. Unless otherwise stated, the address for each person below is 7060 Hollywood Blvd., Suite 1150, Los Angeles, California 90038.

                                         Amount and Nature of
 Name and Address of Beneficial Owner    Beneficial Ownership   Percent of Class
--------------------------------------   --------------------   ----------------

Edward T. Stein                                7,316,829              25.1%
201 N. Service Rd.
Suite 100
Melville, NY  11747

Andrew Left                                      400,000               1.4%
7060 Hollywood Boulevard, Suite 1150
Los Angeles, CA  90038

Kevin Nesis                                       11,500                *
201 N. Service Rd., Suite 100
Melville, NY  11747

Koyah Leverage Partners L.P.                   1,440,000               6.2%
601 W. Main Avenue
Spokane, WA  99201

All Officers and Directors                     7,728,329              26.5%
as a Group (3 persons)

---------------------------
*        Less than 1%


                 MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock trades on the OTC Bulletin Board under the symbol "DTRM." The following table lists quarterly price information based on the high and low closing prices for our common stock as reported by the OTC Bulletin Board for the periods indicated below. The prices do not include retail markups, markdwns or commissions.

QUARTER ENDED                                         COMMON STOCK
                                                HIGH                 LOW
March 31, 2001                                 $0.3281             $0.1719
December 31, 2000                               0.75                $0.25
September 30, 2000                             1.03125             0.65625
June 30, 2000                                   1.125              0.96875
March 31, 2000                                1.015625             0.78125
December 31, 1999                               0.25              0.171875
September 30, 1999                            0.515625             0.21875
June 30, 1999                                  0.53125             0.3125
March 31, 1999                                  0.50                0.375

     As of June 25, 2001, the closing bid and asked price of our common stock was $0.11 bid, $0.14 asked. As of June 15, 2001, there were 100 holders of record of our common stock, not including those persons who hold their shares in "street name."

DIVIDEND POLICY

     We have not declared or paid dividends on our common stock during the two fiscal years ended December 31, 1999 and December 31, 2000. Pursuant to the laws of the state of Colorado, a corporation may not issue a distribution if, after giving its effect, the corporation would not be able to pay its debts as they became due in the usual course of business, or if the corporation's total assets would be less than the sum of their total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights of those whose preferential rights are superior to those receiveing the distribution. As a result, management does not foresee Detour Magazine being able to pay a dividend on its common stock in the fiscal year ended December 31, 2001. We currently intend to retain additional future earnings for use in the operation and expansion of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to materially differ from those projected in forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Detour Media Group, Inc. is engaged in publishing of a monthly magazine entitled Detour, which includes advertisements and articles relating to fashion, contemporary music and entertainment and social issues. Management describes the magazine as an "urban, avant-garde" publication. It derives approximately 80% of its revenues from advertising, with the balance from circulation. We maintain offices in both Los Angeles and New York City.

     The Magazine is been published monthly, with the exception of the issues for December/January and June/July, for which one issue is published. The Magazine has been, in general, approximately 150 pages in length, comprised of about 50 to 60 pages of advertising, with the balance in editorial pages.

     The following information is intended to highlight developments in our operations to present the results of operations of Detour, to identify key trends affecting the our businesses and to identify other factors affecting the our results of operations for the fiscal years ended December 31, 2000 and 1999.

RESULTS OF OPERATIONS

Fiscal year ended December 31, 2000 compared to fiscal year ended December 31, 1999

     Total revenues increased from $3,335,912 in 1999 to $3,995,820 in 2000, an increase of $659,908 (20%). This increase was attributable to increased advertising revenues, as well as revenues derived from our custom publishing operation.

Costs of sales were $2,467,872 in 1999, compared to $2,864,395 in 2000, an increase of $336,523 (14%). This was due primarily to the publication of one additional issue and the increased costs caused by our need to use alternative and higher priced sources attributable to our lack of working capital and impaired credit.

Selling, general and administrative expenses were $1,870,152 in 1999, compared to $5,353,852 in 2000, an increase of $3,483,700 (186%). This increase was attributable to excessive costs and expenses in outside services ($2,058,104), settlement expenses ($453,600), legal and accounting fees ($396,734) and financial marketing expenses ($672,509), all caused as a result of our impaired financial condition and need to incur these expenses in order to attempt to procure new financing, as well as related to costs associated with attempts to modify existing financing obligations. These costs also include the value of our common stock and warrants which we issued in lieu of cash fees due to third parties.

Our interest expense increased from $683,616 during 1999, to $1,474,124 during 2000, as a result of additional borrowings during 2000.

As a result, we incurred a net loss of $(5,636,551) in 2000 ($0.28 per share), as compared to our net loss of $(1,297,958) ($.12 per share) in 1999.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, we had $71,598 in cash and cash equivalents. Accounts receivable increased to $397,447 from $193,012 for the similar period in 1999, an increase of $204,435 (106%), which management attributes to recording advertising income and corresponding accounts receivable in 2000 for the December/January holiday issue of our magazine, published and distributed in December 2000.

     In December 2000, we entered into a new factoring arrangement with Receivable Financing Corp., Boca Raton, Florida ("RFI"). The majority of factoring provided by RFI is on a non-recourse basis. On average, we pay a fee to RFI of approximately 4.5% per month. We estimate that we will factor approximately $2.5 million per annum in accounts receivable with RFI. RFI's maximum fee for factoring our receivables is 9% per month, with a hold back of 11% on each invoice until receipt of funds. Therefore, RFI is only factoring 89% of our total eligible domestic advertising receivables.

     We have numerous outstanding notes payable, including the following:

     In August 1998, we obtained a loan in the principal amount of $550,000 from IBF Special Purpose Corporation II, to be used for general working capital. This loan currently bears interest at the default rate of 28% per annum and was due December 19, 1998, including a one-time extension fee paid to this lender of $5,500. In December 1998, we repaid $27,500 of the principal balance. While we have paid all interest which had accrued through June 30, 2000, the loan remains in default, and management is continuing negotiations with the lender to work out a proposed repayment plan. As of the date of this report, no definitive agreement has been reached. The loan provides for an exit fee equal to 3% of the original principal amount of the loan ($16,500). Management is currently reviewing its options regarding this obligation, including seeking out other long-term lenders. However, no assurances can be provided that such other arrangement will be made to satisfy this obligation. This loan is secured by 1,000,000 shares of our common stock, which were provided by 7 shareholders, including Mr. Stein, who tendered 190,000 shares as part of the security. Mr. Stein has also personally guaranteed this obligation. Upon information and belief, management believes that this lender has begun foreclosing on the shares of our common stock held as security for the loan. Management believes that, as of the date of this registration statement, no shares have been sold to satisfy this obligation.

     In December 1999, we obtained a $200,000 loan from Sigmapath Corporation, which accrues interest at the rate of 6% per annum and became due on March 8, 2000. We paid $100,000 on this obligation. In March 2001, an action was filed against us by an officer of Sigmapath to collect the balance of $100,000 remaining due. However, this action was dismissed by the court because the plaintiff who brought the action was not the proper party in interest. Since its dismissal, we have not heard anything from this lender, nor otherwise been advised of any further action being brought.

     At December 2000, we had eight other notes payable in the aggregate principal amount of $819,540, bearing interest at rates ranging from 8% to 12% per annum, all of which require a monthly or quarterly payment of principal and/or interest. Except for one note in the principal amount of $77,972, these notes are due on demand. The one note not due on demand was due February 10, 2001, but has been paid in full subsequent to December 31, 2000.

     In 1995, our majority stockholder loaned us $932,313. In 1996, this note was converted to a demand note, bearing interest at the rate of 12% per annum. In 1996, this stockholder subsequently assigned this Note to JCM Capital Corp., a minority stockholder, who, upon information and belief, has assigned portions of this note to other unaffiliated parties. This note is secured by substantially all of our assets, except for accounts receivable. Accrued interest payable to this stockholder at December 31,

2000 totaled $497,407. Interest expense for this note was $83,907 for the fiscal year ended December 31, 2000.

     Advances from stockholder represent advances made our majority stockholder for working capital purposes. At September 30, 2000, the advances bore interest at 8% per annum and were payable on demand. In March 2000, our majority stockholder agreed to reduce the annual interest rate to 8% from 12%, effective January 1, 2000 and to modify the repayment terms of the note. Under the new repayment terms, the advances are repayable in monthly principal installments of $42,000 commencing January 1, 2001. However, we must use at least 25% of the net proceeds of any financing we receive to repay the advances. Further, all of the advances are due and payable in full at such time as we have received equity financing of at least $10 million. At December 31, 2000, $2,585,721 of principal was outstanding and classified as short-term. Accrued interest payable to our majority stockholder at December 31, 2000 totaled $798,627. Interest expense on the advances was $326,293 for the year ended December 31, 2000.

TRENDS

     In order to implement the new business strategy described in this registration statement, we will have to raise at least an additional $2 million in capital. Without additional capital, it will be necessary to abandon our plans for Detour Music and Detour Europe. In addition, we will be required to continue to substantially reduce costs for the magazine and will not be able to sustain our existing advertising revenue or grow the magazine's circulation base. In the event all current discussions terminate without additional capital being acquired, we will have to enter a joint publishing arrangement with another magazine publisher or liquidate.

     With an additional two million of capital, we will begin to implement our business strategy and, while we can make no assurance that our business strategy will succeed, management believes that we will be profitable within 18 months after receipt of such funding.

INFLATION

     Although our operations are influenced by general economic conditions, we do not believe that inflation had a material affect on the results of operations during the fiscal year ended December 31, 2000.


                             DESCRIPTION OF BUSINESS
OVERVIEW

     Detour Media Group, Inc. is engaged principally in the publication and distribution of Detour, an internationally distributed magazine best known for its presentation of cutting-edge trends and strong editorial focus on fashion, entertainment, lifestyle and contemporary social issues. Our mission is to be a premeir urban avant-garde publication devoted to those topics which we believe will attract a readership consisting primarily of affluent, style conscious men and women in the 18 to 35 age group. We derive revenues primarily from advertising in Detour and, to a lesser extent, from subscription and newsstand sales.

     In addition to the continuation of publication of Detour, management is attempting to implement a new business strategy in areas related to the Internet and custom publishing, subject to our ability to raise funds in order to allow us to undertake this new strategy. This new business strategy is described in detail below.

DETOUR MAGAZINE

     We publish ten issues of the magazine each year, including two double issues. The magazine has been published since 1987.

     To distinguish itself from other entertainment publications, Detour Magazine attempts to identify and feature entertainers and media personalities well before they reach widespread recognition and the level of conventional acceptance which typifies its competition. This in part accounts for Detour Magazines's image as a "cutting-edge" magazine featuring tomorrow's personalities and today's trends.

     Editorials follow the same focus, providing insight into and publicity for entertainers and media personalities who have not yet received widespread recognition. Detour Magazine prides itself on some of the most talked about and respected photo journalism and editorials in the industry. In this regard, we have published our Annual Young Hollywood issue since 1996.

     Five years ago, in our first Hollywood issue, our "30 Under 30" round-up introduced our readers to such future stars as Matt Damon, Renee Zellweger, Tobey Maquire, Emily Watson, Joaquin Phoenix and Lucy Liu. In the years since our "12 to Watch" feature has given readers cover subjects including Katie Holmes, Denise Richards, Freddie Prinze Jr., Ryan Phillippe, Leelee Sobieski, Chris Klein, Amanda Peet and Kate Hudson--all well before they earned starring roles and landed on glossy magazine covers.

     This years "12 to Watch" are: Ethan Suplee (Boy's Meets World, Road Trip, Blow, John Q); Amy Smart (Varsity Blues, Road Trip, The Seventies, It's A Mad, Mad, Mad, Mad World); Peter Sarsgaard (Dead Man Walking, Boys Don't Cry, Unconditional Love, The Salton Sea); Mark Weber (American Buffalo); Monet Mazur (Austin Powers, The Mod Squad, Mystery Men, Blow); Sean Patrick Thomas (Dracula 2000, Cruel Intentions, The District); Leonor Varela (Cleopatra, The Tailor of Panama); Sanna Lathan (Love & Basketball, Disappearing Acts); Patrick Fugit (Almost Famous); Angela Bettis (Sparrow, Girl Interrupted, Bless the Child, Flamingo Rising); D.J. Qualls (Road Trip, Big Trouble, New Guy); and Mia Maestro (Tango, Picking Up the Pieces, Timecode, For Love or Country, In the Time of the Butterflies).

     During 2000, each issue (other than double issues) of Detour Magazine was approximately 150 pages in length, with approximately 50 pages of advertising. The 10 covers featured Meg Ryan (February 2000), Lucy Liu (March 2000), Sean Penn (May 2000), Penelope Cruz (June/July 2000), Hugh Jackman (August 2000), Chris Rock (September 2000), James King (October 2000), Katie Holmes (November
2000) and Benicio Del Toro (December 2000/January 2001).

     Management does not expect to change the content or format of Detour Magazine materially beyond editorial changes necessary to broaden the magazine's appeal within our target readership, including making the magazine more visual by continuing to seek out both established and rising photographers.

     In the beginning of 2000, we commenced plans to begin publishing two special issues each year under the name "Detour Space". However, we cancelled our plans to publish these two special issues due to lack of available capital. We hope to adopt these special issues in the near future, if sufficient capital becomes available to us.

     "Detour Space" will take it's name from one of the magazine's most popular and appealing features, a "sneak peek" into the private lives of favorite celebrities and media personalities. Each section will include photos of the celebrity in a place of special significance to the celebrity, accompanied by a quote explaining why he or she chose that particular location for the photo and why it means so much to them. "Detour Space" will expand upon the theme of place to feature longer pictorials and excursions involving personalities and their homes, their work spaces and other elements of the culture of the celebrity, in an effort to achieve a casual intimacy with those whom are typically seen only in highly mediated, artificial circumstances.

     We now plan to develop a "Coffee Table" book based on this popular feature. We are currently in negotiations with several book publishers to work a joint venture with our company providing the content and the book publisher providing the ancillary costs and distribution. We intend to publish "Detour Space" to generate additional revenue. However, there is no guarantee that a publishing partner will be signed and the book successfully marketed.

Advertising. Management believes that Detour has established a strong national advertising base. During 2000, our advertising customers included, among others, Bacardi, Bottega Veneta, Bombay Sapphire, Calvin Klein, Candies, Camel, Cartier, Charles David, Concord, Diesel Jeans, Evian, Prada, Polo, Playboy, Emporio Armani, Guess Jeans, Hugo Boss, Kahlua, Levi's, Louis-Boston, L'Oreal, Mossimo, Marlboro, Polygram Films, Sky Vodka, Sony Music, MGM/United Artists, Universal, Varda, Versace, Phillips Electronics, Lexus Automobiles, Apple Computer, Altoids, Beefeater Gin, Virginia Slims and Winston.

     Since inception, Detour Magazine has had well over 100 advertisers. Advertising revenues accounted for approximately 91.8% of our total revenues during 2000. Marlboro accounted for approximately 5.6% ($206,185) of our revenues during 2000. No other advertiser accounted for 5% or more of our advertising revenues.

Circulation and Distribution. During 1999, and until April 2000, Detour Magazine was distributed by Rider Circulation Services, Inc. Commencing with the May 2000 issue, the magazine has been distributed by Curtis Circulation Company. Curtis is a leading international distributor, allowing for broader distribution of the magazine.

     Curtis has been performing various distribution assignments under the direction of our newstand consultants, MCC, in attempts to increase circulation and sales efficiency of the magazine. Management remains optimistic that the assignments should result in matching its major competitors in the number of locations of Detour Magazine, as well as place more copies of the magazine in higher traffic potential retailers. Management is currently focusing on Los Angeles and New York to ensure the highest degree of sell-throughs.

     In 2000, we continued to implement a program to create higher visibility in key transportation community outlets. Our newsstand consultant coordinates this plan between the publisher and our distributor. Point of sales programs in airports, bus and train terminals and metro newsstands have beed curtailed only due to lack of funds. During 2001 it is our hope that a program will be available to bring new retail display opportunities to Detour Magazine, but there can be no assurances that this will occur without additional funds.

Readership Profile. Detour Magazine's reputation as a cutting-edge fashion and entertainment magazine has translated into a readership profile comprised of an attractive audience for advertisers. Detour's average reader is a 29 year old professional, with an average income in excess of $75,000 per year. Over 60% of the readers are single, and 74% percent have obtained college degrees. The average reader of Detour spends over $15,000 per year on clothing and dines out
2.6 times per week.

Editorials. Detour Magazine remains committed to its long-standing editorial mission: to be the premier urban avant-garde publication devoted to entertainment, fashion lifestyle and contemporary social issues. It's targeted audience of affluent, educated and creative professionals thrives on new information about the latest cultural trends. Long before assimilating into the mainstream, styles and trends being on the margins, which is where Detour, as its name implies, derives its sensibility - off the beaten path, miles from the safe, familiar, well-paved roads of the pop-culture highway.

     Over the past year, in a dual effort to reinforce its image as an essential fashion resource and to attract coveted fashion advertisers, Detour has featured 30-60 pages of fashion pictorials in each issue and it is expected that we will continue to do so in the future. In addition, Detour has expanded its style coverage to include service pages devoted to health and beauty, as well as profiles of new stores, restaurants, products and accessories, all of which provide enhanced opportunities for advertisers.

     During 2000, we continued the editorial changes made in 1999 to include a sex column, an Internet column and articles emanating from NY to LA. In addition, the magazine published an illustrated column called the Matador. As part of our commitment to springboard our content for ancillary media properties, in February, 2000, we entered into a partnership with Fly Paper Press, Inc. to receive up to 10% of the profits generated by a sale or syndication of "the Matador".

     To fine-tune the Magazine's visual appeal, in late 1999 we hired two design consultants who assist with everything from image materials such as media kits and business cards, to the magazine's layouts, typefaces, photography and fashion editorials. The senior consultant, Mark Balet, is a designer with more than 20 years experience, including lengthy tenure at Interview Magazine under Andy Warhol, as well as creative supervision of numerous major books and advertising campaigns for Ralph Lauren and other major fashion companies. The other consultant, Tony Moxham, was art director of Interview Magazine, and recently lent his expertise to ad campaigns for such clients as Versace and Gap.

     As of the date of this registration statement, we are continuing to experience severe cash shortages. As a result, unless we are able to raise additional capital, we anticipate that we may no longer be able to engage the services of the consultants referenced above. There can be no assurance that we will be able to raise the additional capital necessary to continue paying for our consultants' services.

NEW BUSINESS STRATEGY

During 2000, management continued to develop a broad operational and financial strategic plans to transform Detour from a magazine publisher into an integrated, full service media company. Detour's intention is to create a media company by leveraging our brand in digital and traditional channels. Indicative of our intentions, our name was changed from Detour Magazine Inc. to Detour Media Group, Inc. in March 2001.

     Our strategy calls for us to:

     o Utilize our core competence---print publishing---into custom publishing, the Internet and media consulting.
     o Provide key marketing solutions for Internet companies seeking to expand their platform by providing services ranging from advertising to production, printing and circulation.
     o Provide clients with immediate expertise allowing them to achieve rapid market penetration.
     o An integrated cross-media partnership of traditional brand and technology.
     o    Acquisitions of profitable media companies as a primary strategy.
     o Develop joint Internet ventures that will increase revenues, without significant expenditures.

     This strategy also calls for our operations to be broken into five divisions:

      o     Detour Custom Publishing
      o     Detour Music
      o     Detour Events
      o     Detour Online
      o     Detour Magazine

     It is anticipated that only Detour Music will require the infusion of additional capital. However, management estimates that approximately $1.5 million in capital will be required to implement this aspect of our new business strategy. As of the date of this report, we do not have any capital readily available to allow us to implement this aspect of our new strategy. We are currently negotiating with several major independent music companies in order to establish a joint venture relationship or other strategic alliance in order to assist us in developing this plan. In addition, we are currently negotiating with two highly experienced and visible music entertainment executives to create the Detour Music division. As of the date of this Report, no definitive agreement has been reached in either regard and there can be no assurances that such relationships will be established in the future.

     During 2000, Detour Online completed and launched two Internet web sites: www.DetourTV.com and www.DetourMag.com (f/k/a www.iDetour.com). We terminated our relationships with OpenSpace.com and LoadTV.com and entered a partnership with Kick Media in April 2000, to provide our front-end and technical support. The plan for operating the two Internet domains requires no current payments by Detour to Kick Media, but establishes a revenue sharing arrangement.

     Furthermore, during 2001, we entered into a partnership with WindowsMed.com (http://WindowsMed.com), a comprehensive and popular online guide for high-quality audio and video content to the Microsoft site. The coupling of our content, Kick Media's network and the traffic of Microsoft's Windows Media should provide traffic for the Detour brand. Popular features include red carpet footage from Hollywood events, clips from the catwalk, behind the scenes of Detour Magazine photo shoots and hotspots such as hotels, bars and restaurants.

     While no assurances can be so provided, we plan to generate additional ad revenue through sponsorship on Detour Online. In addition, we are providing an extra value to our current print advertisers buy including them on our site.

Detour Custom Publishing. Detour Custom Publishing is being formed to capitalize on our core publishing competency and to leverage our existing editorial, creative and technical publishing skills. Detour Custom Publishing is expected to specialize in providing turnkey custom publishing solutions to small-to-medium size online companies. Detour Custom Publishing is also expected to help companies build their brand, generate revenues and develop cross-media marketing solutions for successful dot-com companies. The alliances are being structured to pay us all hard costs attendant to the publication and to share revenue on a percentage basis. Through Detour Custom Publishing, we also plan to enter into joint ventures or other strategic alliances with existing companies that intend to extend their brand into print media, in order to generate revenue and extend our core competency within a business model that creates no direct financial risk to us.

     We initially hoped to commence this aspect of our business during 2000. However, as a result of poor market conditions for many Internet companies during 2000, we redirected our plans to market custom publishing to other industries. As a result, the decline in the Internet space did not allow us to properly attain our goal for 2000.

     During 2000, we published the Football Preview Edition for the Vegas Insider. There were approximately 80,000 copies distributed by Curtis and we are currently in discussions to renew a contract for 2001. In addition, Zentropy Partners engaged us to provide a digital "Young Hollywood" supplement to Detour. Approximately 80,000 copies were distributed. For 2001, we are beginning to see greater interest in potential clients. We are represented by Creative Artist Agency, one of the world's most premier talent agencies. To date, we have a pending contract to publish Damez Magazine which caters to young female readers. We would like to develop a sales force to sell custom publishing but lack of funds has not made that possible. Therefore, we are continuing to use our relationship with Creative Artists Agency and our existing staff.

Detour Events. Detour events are a well known Hollywood community product. Detour's demographic appeal, upwardly mobile, urban 18-35 year old "opinion makers" is an ideal target for certain advertisers. We plan to create events in collaboration with our advertisers interested in creating visibility with Detour's target audience. These events include movie premieres, parties, fashion shows and other social promotional activities.

     We anticipate producing these events on a cost plus markup, to be billed directly to the relevant advertisers. In addition, we will utilize our available trade-outs and barter arrangements to offset out of pocket costs relating to some of the anticipated services to be provided.

     We also plan to launch Detour Europe in a joint venture with Das Werk, A.G., one of our shareholders and a leading European-based post-production and media company. The Detour Europe Magazine will have 80% content from Detour U.S. and 20% local content.

     All of the above described plans are contingent upon our ability to raise additional capital. Failure to infuse this capital will cause us to abandon these project, or otherwise limit the resources which are required to implement our plans.

EMPLOYEES

     At May 8, 2001, we had 15 full time employees, including 7 persons in our editorial department, 4 in sales, 2 in administration and 2 in our production department. We engage additional persons on an "as needed" basis, depending upon the number of projects in which we are involved, on a part time employee or independent contractor basis. Management believes that our relationship with our employees is satisfactory. No employee is a member of any union.

COMPETITION

     We compete with publicly and privately held companies in the publishing business. Specifically, management views Interview (circulation 150,000), Paper (circulation 75,000) and Surface Magazine (circulation 50,000) as the principal competitors to our magazine, each of whom are believed to have greater resources, both financial and otherwise, than the resources presently available to Detour.

     While there are numerous competitors in the print magazines, such as Wallpaper, Details & Paper, the online efforts of most competitors are minimal. We believe that the major competition for our site will be from the mass market portals Excite, Yahoo, et al., and to a lesser extent, from the affinity portals that appeal to segments of the Detour audience, e.g. TimeOut and iVillage.

     Current competitors to Detour Magazine has not established a strong Internet presence beyond providing an online version of their print content. They include Details, Paper and Wallpaper.

Other major fashion and entertainment print titles with on-line offerings include Elle (ElleShop), Glamour, GQ, In Style (Instylenetwork), Mademoiselle, People, Playboy, Rolling Stone and Spin. However, unlike these competitors, Detour Online will be offering a comprehensive community site which extends its existing print brand to leverage its strength in both cutting edge fashion and entertainment.

Portal/community/city guide sites. The major players in this area include America Online/Digital City, Disney/Go Network, Excite, Lycos, Microsoft/Sidewalk, Ticketmaster- City Search, TimeOut and Yahoo. To date, each of these companies has been positioned to focus on capturing the mass market on-line audience. Other more specialized sites within this segment that are focused around gender or lifestyle include PlanetOut, iVillage, and Women.com. In contrast to these competitors, Detour Online offers specialized content appealing across genders to a "hipper" and less mass market oriented demographic.

Online and traditional entertainment and media companies. Online media companies include CNet, EOnline, UltimateTV, and ZDNet. Traditional media company competitors include NewsCorp (Fox), Sony (SonyOnline), Time-Warner (Pathfinder and Warner Online), and Viacom (Nickelodeon, MTV, etc.).

     We believe that building a strong Detour brand based on proprietary content, combined with our ability to deliver targeted audiences to advertisers and the overall cost-effectiveness of the advertising medium it offers are principal competitive advantages. However, many of our competitors, current and potential, may have greater financial or technical resources, and we could face additional competitive pressures that would have a material and adverse effect on our business, results of operations and financial conditions.

TRADEMARKS

     We have been issued a federal registration of the trademark Detour with the United States Patent and Trademark Office, Washington, D.C. and the application has been assigned a filing date of September 2, 1997, Serial No. 75-350798.

GOVERNMENT REGULATION

     We are not subject to any extraordinary governmental regulations relating to our business.

                             DESCRIPTION OF PROPERTY

     Our principal place of business consists of approximately 4,180 square feet of advertising and executive office space at 7060 Hollywood Blvd., Suite 1150, Los Angeles, California, for which we pay rent of $6,270 per month. This space is subject to a three year lease which expires November 30, 2001. This lease contains cost of living increases. As of the date of this Report, we are reviewing our space requirements and are beginning to seek out other locations. However, no definitive decision has been made concerning this matter. In addition, we presently lease approximately 2,200 square feet of executive office space at 34 West 22nd. St., 3rd Floor, New York, New York, at a rental fee of $3,140 per month. The primary term of this lease expired on January 31, 2000. Since that time we have maintained this location on a month to month basis. We are continuing discussions with the landlord of this property about a long term lease, but as of the date of this Report, no definitive agreement has been reached. It is anticipated that our present premises will be adequate to meet our needs for the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We owe Edward T. Stein, our chairman and principal shareholder, the principal amount of $2,693,200, which Mr. Stein advanced to us for working capital purposes. This obligation originally accrued interest at the rate of 12% per annum and was due upon demand. In March 2000, Mr. Stein agreed to reduce the annual interest rate to 8% and modified the repayment terms. Under the new repayment terms, the advances are repayable in monthly principal installments of $42,000 commencing January 1, 2001. However, we must use at least 25% of net proceeds of any financing received by us to repay these advances. Further, all of the advances are due and payable in full at such time as we have received equity financing of at least $10,000,000. At December 31, 2000, $2,556,021 of principal was outstanding, which has been classified as short-term on our financial statements. Accrued interest payable on this obligation at December 31, 2000 totaled $798,627. Interest expense on the advances from stockholder was approximately $326,293 and $280,000 for the years ended December 31, 2000 and 1999, respectively.

     In 1995, our majority stockholder loaned us $932,313. In 1996, this note was converted to a demand note, bearing interest at the rate of 12% per annum. In 1996, this stockholder subsequently assigned this Note to JCM Capital Corp., a minority stockholder, who, upon information and belief, has assigned portions of this note to other unaffiliated parties. This note is secured by substantially all of our assets, except for accounts receivable. Accrued interest payable to this stockholder at December 31, 2000 totaled $497,407. Interest expense for this note was $83,907 for the fiscal year ended December 31, 2000.

     In addition, we have a note payable to a minority stockholder, which represents advances of $932,313 made to us in 1995. The note bears interest at 12% per year, is payable on demand, and is collateralized by substantially all of our assets. At December 31, 2000, the full amount of principal remained outstanding. Accrued interest payable to this stockholder at December 31, 2000 totaled $525,500. Interest expense for this note was $112,000 for each of the years ended December 31, 2000 and 1999.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders. Stockholders have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities. The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     Our certificate of incorporation contains provisions permitted under the Colorado Business Corporations Act relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except for specified wrongful acts, including:

o    for any breach of the director's duty of loyalty to us or our stockholders;

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o under Section 7-108-403 of the Colorado Business Corporations Act relating to unlawful stock repurchases or dividends; or

o for any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Colorado Business Corporations Act. We have entered into separate indemnification agreements with our directors and officers that, in some cases, may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Colorado Business Corporations Act. The indemnification agreements may require us, among other things, to indemnify the officers and directors against liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be identified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     Liberty Transfer, Huntington, New York is the transfer agent for our common stock.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by selling stockholders will be passed upon by the law firm of Jenkens & Gilchrist Parker Chapin LLP, New York, New York.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, as described in Note 1 to the financial statements, of Grant Thornton LLP, independent accountants, given the authority of that firm, as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington,

D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form SB-2 to register the shares being offered. This prospectus is part of that registration statement and, although we believe that the information contained in this prospectus is materially complete, as permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

The following financial statements pertaining to us are filed as part of this prospectus:
Report of Independent Accountants .............................................. F-2

Consolidated Balance Sheets as of  March 31, 2001 (unaudited) and December
31, 2000 ....................................................................... F-3

Consolidated Statements of Operations for the three months ended March 31, 2001 and 2000 (unaudited) and for the years ended December 31, 2000 and 1999 ........ F-5

Consolidated Statements of Stockholders' Equity for the three months ended
March 31, 2001 and years ended December 31, 2000 and 1999 ...................... F-7

Consolidated Statements of Cash Flows for the nine months ended March 31, 2001
(unaudited) and for the years ended December 31, 2000 and 1999 ................. F-10

Notes to Consolidated Financial Statements ..................................... F-13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Detour Media Group, Inc.

We have audited the accompanying balance sheet of Detour Media Group, Inc (formerly known as Detour Magazine, Inc.) as of December 31, 2000, and the related statements of operations, deficit in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Detour Media Group, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has sustained losses from operations in recent years, its total liabilities exceed its total assets and it has a net working capital deficiency; these factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Grant Thornton L.L.P.

Los Angeles, California
April 16, 2001

                               DETOUR MEDIA GROUP
                    (formerly known as Detour Magazine, Inc.)
                           CONSOLIDATED BALANCE SHEET

                                                Unaudited          Audited
                       ASSETS                 March 31, 2001  December 31, 2000
                                              --------------  -----------------
CURRENT ASSETS
  Cash                                        $            -  $          71,598
  Accounts receivable, net                           302,120            397,447
  Stock subscription receivable                      500,000                  -
  Prepaid expenses                                    60,783             11,599
                                              --------------  -----------------

      Total current assets                           862,903            480,644

FURNITURE AND EQUIPMENT, net                          36,153             42,753

DEPOSITS AND OTHER ASSETS                             35,525             16,125
                                              --------------  ------------------

                                              $      934,581  $         539,522
                                              ==============  =================

  LIABILITIES AND DEFICIT IN
     STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Bank Overdrafts                             $        7,916  $               -
  Accounts payable and accrued expenses            1,989,282          1,957,614
  Current maturities of notes payable              2,895,287          2,559,921
  Accrued interest payable                           237,204            145,204
  Advances from stockholder                        2,382,509          2,556,021
  Note payable to stockholder                        932,313            932,313
  Accrued interest payable to stockholders         1,398,534          1,296,037
                                              --------------  -----------------

      Total current liabilities                    9,843,045          9,447,110

NOTES PAYABLE, less current maturities               160,000            160,000

COMMITMENTS AND CONTINGENCIES                              -                  -

DEFICIT IN STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value 10,000,000
    shares authorized, none issued and
    outstanding                                            -                  -
  Common stock, $0.001 par value, 100,000,000
    shares authorized, 22,914,769 shares
    issued and outstanding at December 31,
    2000; 27,278,292 shares issued and
    outstanding at March 31, 2001                     27,281             22,915
  Additional paid-in capital                       9,893,508          9,008,872
  Unamortized debt issuance costs                   (113,408)          (123,708)
  Accumulated deficit                            (18,875,845)       (17,975,667)
                                              --------------  -----------------

      Total deficit in stockholders' equity       (9,068,464)        (9,067,588)
                                              --------------  -----------------
                                              $      934,581  $         539,522
                                              ==============  =================

                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
                                  BALANCE SHEET
                                December 31, 2000


                                     ASSETS

CURRENT ASSETS
  Cash                                                         $     71,598
  Accounts receivable, less allowance
    for doubtful accounts of $246,962                               397,447
  Prepaid expenses                                                   11,599
                                                               ------------

           Total current assets                                     480,644


FURNITURE AND EQUIPMENT, net                                         42,753


DEPOSITS AND OTHER ASSETS                                            16,125
                                                               ------------

                                                               $    539,522
                                                               ============

LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                        $  1,957,614
  Current maturities of notes payable                             2,559,921
  Accrued interest payable                                          145,204
  Advances from stockholder                                       2,556,021
  Note payable to stockholder                                       932,313
  Accrued interest payable to stockholders                        1,296,037
                                                               ------------

           Total current liabilities                              9,447,110


NOTES PAYABLE, less current maturities                              160,000


COMMITMENTS AND CONTINGENCIES                                             -

DEFICIT IN STOCKHOLDERS' EQUITY
  Preferred sotck, $.01 par value
   10,000,000 shares authorized,
   none issued and outstanding                                            -
  Common stock, $0.001 par value,
   100,000,000 shares authorized,
   22,914,769 shares issued and outstanding                          22,915
  Additional paid-in capital                                      9,008,872
  Unamortized debt issuance costs                                  (123,708)
  Accumulated deficit                                           (17,975,667)
                                                               ------------

           Total deficit in stockholders' equity                 (9,067,588)
                                                               ------------

                                                               $    539,522
                                                               ============

        The accompanying notes are an intregral part of this statement.

                            DETOUR MEDIA GROUP, INC.
                    (formerly known as Detour Magazine, Inc.)
                   UNAUDITED CONDENSED STATEMENT OF OPERATIONS

                                                     For the three months
                                                        Ended March 31,
                                                       2001        2000
                                                   -----------  ----------

Revenue
    Advertising                                    $   381,747  $  954,971
    Newsstand and subscription, net of returns          17,486     123,571
                                                   -----------  ----------

              Total revenue                            399,233   1,078,542
                                                   -----------  ----------

Cost and expenses
    Cost of sales and other direct expenses            256,381     777,338
    Selling, general and administrative expenses       688,230     599,844
                                                   -----------  ----------
                                                       944,611   1,377,182
                                                   -----------  ----------

              Loss from operations                    (545,378)   (298,640)
                                                   -----------  ----------

Other expenses
    Interest expense, net                              354,800     201,749
    Asset impairment charge                                  -           -
    Loss on disposal of assets                               -           -
                                                   -----------  ----------

              Total other expenses                     354,800     201,749
                                                   -----------  ----------

              Net loss before extraordinary item     (900,178)    (500,389)

Extraordinary gain on extinguishments of debt               -       51,942
                                                   ----------  -----------

              Net loss                             $ (900,178) $  (448,447)
                                                   ==========  ===========

Net loss per share (basic and diluted)             $     (.04) $      (.03)
                                                   ==========  ===========

Weighted average number of shares outstanding      25,021,000   17,580,000
                                                   ==========  ===========
                                       F-5

                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
                            STATEMENTS OF OPERATIONS
                            Years ended December 31,

                                                               2000         1999
                                                           -----------  -------------
Revenue
    Advertising                                            $ 3,670,035  $   2,863,125
    Newsstand and subscription, net of returns                 325,785        472,787
                                                           -----------  -------------

                    Total revenue                            3,995,820      3,335,912
                                                           -----------  -------------

Cost and expenses
    Cost of sales and other direct expenses                  2,804,395      2,467,872
    Selling, general and administrative expenses             6,141,071      1,870,152
                                                           -----------  -------------
                                                             8,945,466      4,338,024
                                                           -----------  -------------

                    Loss from operations                    (4,949,646)    (1,002,112)
                                                           -----------  -------------

Other expenses
    Interest expense, net                                   (1,150,790)      (683,616)
    Asset impairment charge                                          -       (198,581)
    Loss on disposal of assets                                       -         (9,048)
                                                           -----------  -------------

                    Total other expenses                    (1,150,790)      (891,245)
                                                           -----------  -------------

                    Net loss before extraordinary item      (6,100,436)    (1,893,357)

Extraordinary gain on extinguishment of debt                         -        595,399
                                                           -----------  -------------

                    Net loss                               $(6,100,436) $  (1,297,958)
                                                           ===========  =============

Loss per share of common stock (basic and diluted)
    Net loss before extraordinary item                     $     (0.30) $       (0.12)

    Extraordinary gain on extinguishment of debt                     -           0.04
                                                           -----------  -------------

    Net loss per share                                           (0.30)         (0.08)
                                                           ===========  =============

        The accompanying notes are an intregral part of this statement.

                                       F-6

                             DETOUR MEDIA GROUP, INC
                    (formerly known as Detour Magazine, Inc.)
                  STATEMENT OF DEFICIT IN STOCKHOLDER'S EQUITY

                      For the quarter ended March 31, 2001



                                                                     Unamortized
                                        Common Stock      Common         Debt       Accumulated
                                       Shares    Amount    APIC     Issuance Costs    Deficit       Total
                                     ----------  ------  ---------  --------------  -----------  ----------

Balance, December 31, 2000           22,914,769  22,915  9,008,872        (123,708) (17,975,667) (9,067,588)

Misc difference between client
closing

Sale of restricted common stock,
net of issuance cost                  3,028,523   3,029    735,971               -            -     739,000

Issuance of restricted common stock
in connection with borrowing            260,000     260       (260)              -            -           -

Issuance of restricted common stock
in connection with borrowing             75,000      75        (75)              -            -           -

Issuance of restricted common stock
to cure violation of warranties
under stock purchase agreement        1,000,000   1,000    149,000               -            -     150,000

Amortization of debt discount                 -       -          -          10,300            -           -

1st quarter net loss                          -       -          -               -     (900,178)   (900,178)
                                     ----------  ------  ---------  --------------  -----------  ----------

Balance, March 31 2001               27,278,292  27,279  9,893,508        (113,408) (18,875,845) (9,068,466)
                                     ==========  ======  =========  ==============  ===========  ==========

                                       F-7


                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
            STATEMENT OF DEFICIT IN STOCKHOLDERS' EQUITY Years ended
                           December 31, 2000 and 1999


                                                             Common Stock     Additional   Unamortized
                                                         -------------------   Paid-in        Debt        Accumulated
                                                            Share    Amount    Capital    Issuance Costs    Deficit        Total
                                                         ----------  -------  ----------  --------------  ------------  ------------

Balance at January 1, 1999                               15,362,669  $15,362  $4,850,066  $            -  $(10,577,273) $(5,711,845)


Sale of restricted common stock                             200,000      200      49,800               -             -       50,000

Issuance of  restricted common stock
   to employees for compensation                            440,000      440     120,560               -             -      121,000

Net loss for the year                                             -        -           -               -    (1,297,958)  (1,297,958)
                                                         ----------  -------  ----------  --------------  ------------  -----------


Balance at December 31, 1999                             16,002,669   16,002   5,020,426               -   (11,875,231)  (6,838,803)

Sale of restricted common stock, net of
   costs of $317,312                                      4,000,000    4,000   1,178,688               -             -    1,182,688

Issuance of restricted common stock in connection
   with short-term borrowings                               150,000      150      58,350               -             -       58,500

Issuance of restricted stock in connection
   with convertible debentures                              500,000      500     147,950        (123,708)            -       24,742

Beneficial conversion feature of convertible debentures           -        -     212,687               -             -      212,687

                                       F-8


                                                             Common Stock     Additional   Unamortized
                                                         -------------------   Paid-in        Debt        Accumulated
                                                            Share    Amount    Capital    Issuance Costs    Deficit        Total
                                                         ----------  -------  ----------  --------------  ------------  ------------

Issuance of restricted common stock in exchange
   for release from consulting agreement                    600,000      600     393,000               -             -      393,600


Issuance of restricted common stock for services          1,412,100    1,413     728,137               -             -      729,550


Conversion of note payable to common stock                  250,000      250     209,750               -             -      210,000

Fair value of warrants issued for services                        -        -   1,059,884               -             -    1,059,884

Net loss for the year                                             -        -           -               -    (6,100,436)  (6,100,436)
                                                         ----------  -------  ----------  --------------  ------------  ------------

                                                         22,914,769  $22,915  $9,008,872  $     (123,708) $(17,975,667) $(9,067,588)
                                                         ==========  =======  ==========  ==============  ============  ===========

         The accompanying notes are an integral part of this statement.

                                       F-9


                            DETOUR MEDIA GROUP, INC.
                    (formerly known as Detour Magazine, Inc.)
                   UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

                                                                   MARCH 31,
                                                                      2001
                                                                 --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                   (900,178)

Adjustments
     Depreciation and amortization                                     6,600
     Amortization of debt issuance cost                               10,300
     Common stock issued to pay for interest                               -
     Common stock issued for debt conversion                               -
     Common stock issued for debt issuance cost                            -
     Settlement of litigation using common stock                           -
     Common stock issued to pay for service                                -
     Stock warrants issued for service                                     -
     Interest expense on beneficial conversion feature                     -
               of the convertible debenture                                -
     Decrease (increase) in accounts receivable                       95,327
     Decrease (increase) in stock subscription receivable           (500,000)
     Decrease (increase) in employee advances                            816
     Decrease (increase) in prepaids and other current assets        (50,000)
     Decrease (increase) in other noncurrent assets                  (19,400)
     Decrease (increase) in deferred revenue                               -
     Increase (decrease) in interest payable                         194,497
     Increase (decrease) in accounts payable and accrueds              31,668
                                                                   ----------
    NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES            (1,130,370)
                                                                   ----------

CASH FLOWS FROM INVESTING ACTIVITIES                                        -
     Purchase of property and equipment                                     -
     Proceeds from sale of property and equipment                           -
                                                                   ----------
    NET CASH (USED BY) INVESTING ACTIVITIES                                 -
                                                                   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Decrease (increase) in due from affiliates                            -
     Issuance of common stock                                        889,002
     Principal borrowings on long-term notes                         255,366
     Principal borrowings on short-term borrowings                    80,000
     Principal (payments) on short-term borrowings                  (173,512)
     Principal payments on long-term debt                                  -
     Capital contributions                                                 -
     Increase in preferred and common stock                                -
                                                                   ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                      1,050,856
                                                                   ---------

EFFECTS OF EXCHANGE RATE CHANGES ON CASH                                   -
                                                                   ---------
 (INCR.) DECR. IN CASH EQUIV                                         (79,514)
  Cash and Cash Equivalent at Beg. of Year                            71,598
  Cash and Cash Equivalent at End of Year                             (7,916)
                                                                   ---------
    TOTALS                                                                 -
                                                                   =========

                                      F-10

                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
                            STATEMENTS OF CASH FLOWS
                            Years ended December 31,

                                                                  2000         1999
                                                              -----------  -----------

Cash flows from operating activities:
    Net loss                                                  $(6,100,436) $(1,297,958)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Extraordinary gain on extinguishment of debt                  -     (595,399)
          Amortization of debt issuance costs                      24,742            -
          Amortization of intangibles                                   -       62,709
          Asset impairment charge                                       -      198,581
          Depreciation of furniture and equipment                  22,049       39,547
          Loss on disposal of property and equipment                    -        9,048
          Issuance of restricted common stock for:
             Services                                             729,550      121,000
             Release from consulting agreement                    393,600            -
          Issuance of restricted common stock in connection
             with short-term borrowings                            58,500            -
          Issuance of restricted common stock in connection
             with debt conversion                                  60,000            -
          Warrants issued for services                          1,059,884            -
          Expense of beneficial conversion feature of the
             convertible debentures                               212,687            -
          Increase in accounts receivable                        (204,435)    (116,216)
          Decrease in prepaid expenses                             87,588       48,197
          Decrease (increase) in employee advances                 46,500      (46,500)
          Increase in other assets                                   (615)           -
          Increase (decrease) in accounts payable
             and accrued expenses                                 960,125     (203,698)
          Decrease in unexpired subscriptions                     (83,515)     (55,317)
          Increase in accrued interest payable                    513,666      425,289
                                                             ------------  -----------

                Net cash used in operating activities          (2,220,110)  (1,410,717)
                                                             ------------  -----------

                                      F-11

        The accompanying notes are an integral part of these statements.

                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
                      STATEMENTS OF CASH FLOWS - CONTINUED
                            Years ended December 31,


                                                                 2000         1999
                                                              -----------  -----------
Cash flows from investing activities:
    Purchases of furniture and equipment                      $   (15,656) $    (6,939)
                                                              -----------  -----------

Cash flows from financing activities:
    Proceeds from short term borrowings                                 -      873,568
    Principal repayments of short term borrowings, net           (731,626)     (96,978)
    Proceeds from long term borrowings                          1,160,000            -
    Advances from stockholder                                     765,754      382,155
    Proceeds from issuance of common stock, net                 1,182,688       50,000
                                                              -----------  -----------

                Net cash provided by financing activities       2,376,816    1,208,745
                                                              -----------  -----------

                Net increase (decrease) in cash                   141,050     (208,911)

Cash (overdraft) at beginning of year                             (69,452)     139,459
                                                              -----------  -----------

Cash (overdraft) at end of year                               $    71,598  $   (69,452)
                                                              ===========  ===========

Supplemental disclosures of cash flow information
 Cash paid during the years for:
       Interest                                               $   105,148  $   128,831
                                                              ===========  ===========

       Income taxes                                           $         -  $       800
                                                              ===========  ===========

Noncash investing and financing activities:

     One creditor converted its debt into common stock. The principal balance of the debt was $150,000 at the time of conversion. In connection with the debt conversion, the Company issued an additional 72,000 shares of common stock to the creditor resulting in a noncash financing charge (included in interest expense) of $60,000.

         The accompany notes are an integral part of these statements.

                              DETOUR MEDIA GROUP, I
                           f/k/a DETOUR MAGAZINE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Three Month Period Ended March 31, 2001

1.   Unaudited Interim Financial Statements

     The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

2.   Basis of Presentation

          Business combination

     On June 6, 1997, pursuant to the terms of an Agreement and Plan of Reorganization, Ichi-Bon Investment Corporation ("IBI") acquired all of the outstanding common stock of Detour, Inc. ("Old Detour") in exchange for 4,500,000 unregistered shares of IBI's common stock. As a result of the transaction, the former shareholders of Old Detour received shares representing an aggregate of 90% of IBI's outstanding common stock, resulting in a change in control of IBI. As a result of the merger, IBI was the surviving entity and Old Detour ceased to exist. Simultaneously therewith, IBI amended its articles of incorporation to reflect a change in IBI's name to "Detour Magazine, Inc." References to the "Company" or "Detour" refer to Detour Magazine, Inc. together with the predecessor company, Old Detour.

     The acquisition of Old Detour has been accounted for as a reverse acquisition. Under the accounting rules for a reverse acquisition, Old Detour is considered the acquiring entity. As a result, historical financial information for periods prior to the date of the transaction are those of Old Detour. Under purchase method accounting, balances and results of operations of Old Detour will be included in the accompanying financial statements from the date of the transaction, June 6, 1998. The Company recorded the assets and liabilities (excluding intangibles) at their historical cost basis which was deemed to be approximate fair market value. The reverse acquisition is treated as a non-cash transaction except to the extent of cash acquired, since all consideration given was in the form of stock.

          Earnings per share

     Earnings per share have been computed based on the weighted average number of common shares outstanding. For the three month period prior to the reverse acquisition discussed in the business combination section of Note 2 above, the number of common shares outstanding used in computing earnings per share is the number of common shares outstanding as a result of such reverse acquisition (5,000,000 shares).

3.   History and Business Activity

     Detour was originally incorporated as Ichi-Bon Investment Corporation on May 18, 1990, under the laws of the State of Colorado. The name was changed to Detour Magazine, Inc. concurrent with the business combination described in Note 2.

     Prior to such business combination, Detour had not engaged in any operations or generated any revenue.

     Old Detour was a publisher of a nationally distributed magazine entitled "Detour" which is published monthly and contains articles and pictorial displays on fashion, music and social commentary.

     In March, 2001, our shareholders approved amendments to our Articles of Incorporation, which amendments included changing our name to "Detour Media Group, Inc." and increasing the number of authorized common shares to 100,000,000 shares.

                            Detour Media Group, Inc.
                    (formerly known as Detour Magazine, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE A - DESCRIPTION OF BUSINESS

     Detour Media Group, Inc. formerly known as Detour Magazine, Inc., (the "Company"), was incorporated under the laws of the State of Colorado on May 18, 1990. The Company is in the business of publishing an international fashion and entertainment magazine. The Company derives its revenue primarily from advertising, with the balance from circulation. The magazine is published ten times a year with two double issues per year.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition
     -------------------

     Periodicals published and distributed are sold on a fully returnable basis. Revenue and related costs are recognized at the on-sale date and an allowance for returns is established based upon historical experience, current events and assumptions about future events. Management reviews and revises the estimate for returns periodically. Adjustments to income resulting from such revisions are recorded in the year in which the revisions are made.

     Revenue from the sale of magazine subscriptions, net of certain costs related to their procurement, are deferred and recognized as income over the term of the subscriptions.

     Advertising revenue is recorded net of agency commissions and is recognized at the on-sale date of related issues.

     Prepaid Publishing Expenses
     ---------------------------

     Certain production expenses and other prepaid expenses related to future periodicals are incurred prior to sale. These costs are recorded as prepaid expenses and charged to cost of sales and other direct expenses at the time the related revenues are recognized.

     Furniture and Equipment
     -----------------------

     Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased improvements are amortized over the shorter of the lives of the respective leases or over the service lives of the assets. The straight-line method of depreciation is followed for substantially all assets for financial reporting and income tax purposes. The estimated lives used in determining depreciation are five to seven years.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     Income Taxes
     ------------

     Income taxes are accounted for using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

     At December 31, 2000, the Company has approximately $13,085,000 and $9,013,000 of federal and state net operating loss carryforwards available to offset future taxable income. The losses expire at various years through 2025 for federal purposes and 2015 for state purposes. The deferred tax asset related to these net operating loss carryforwards is $5,103,000 at December 31, 2000. There are no other significant deferred tax asset or liability amounts at December 31, 2000. In the opinion of management, it is more likely than not that these deferred tax assets will not be realized and therefore a valuation allowance has been recorded for 100% of the deferred tax asset.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory rate due to the increase in the valuation allowance.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable.

     Fair Value of Financial Instruments
     -----------------------------------

     The Company's financial instruments consist of cash, short-term trade receivables and payables, short-term and long-term borrowings and amounts due to stockholders. The carrying values of cash and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently charged to the Company for financing, the carrying values of the short-term and long-term borrowings and amounts due to stockholders approximate their estimated fair values.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     Using Estimates
     ---------------

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising Costs
     -----------------

     Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expenses amounted to $597,259 and $318,477 for the year ended December 31, 2000 and 1999, respectively.

     Segment Reporting
     -----------------

     The Company is centrally managed and operates in one business segment: publishing.

     Loss per Share
     --------------

     Basic income (loss) per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if options to acquire common stock were exercised. The weighted average number of shares used in the basic and diluted loss per share calculation was 20,009,185 and 15,610,169 for the year ended December 31, 2000 and 1999, respectively. All potential common shares from the exercise of stock options and warrants have been excluded from the denominator of the diluted per-share computation as a result of the net loss incurred by the Company in 2000 and 1999.

     Warrants to purchase 4,635,000 and 2,100,000 shares of common stock were not included in the computation of diluted loss per share for the year ended December 31, 2000 and 1999 because to do so would have been antidilutive for the periods presented.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE C - GOING CONCERN MATTERS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of $6,100,436 and $1,297,958 during the years ended December 31, 2000 and 1999. At December 31, 2000, the Company's total liabilities exceeded its total assets by $9,067,588 and the Company had a net working capital deficiency of $8,966,466. The Company is also in default of certain notes payable. These factors, among others, indicate that the Company may be unable to continue as a going concern.

     Management has developed a business plan that they believe will improve the operating results of the Company. The primary concept of the plan is to create strategic alliances in order to expand upon the Company's publishing base, accelerate the custom publishing activities which commenced in the year 2000, and to exploit the "Detour" brand outside the publishing arena. The plan also encompasses consolidating overhead and decreasing debt through these alliances.

     Management is currently engaged in two separate negotiations, which could result in a stronger advertising and operational base for publishing and distribution in North America and also launch Detour Magazine in Europe. Also, utilizing the Company's existing agreement with Creative Artists Agency and relationships with various Internet driven and conventional companies seeking to place their content in magazine format, management believes it is positioned to expand upon its custom publishing revenue at relatively low cost.

     As a result of current negotiations with a European production company already invested in the Company, management seeks to exploit the value of the "Detour" brand to create a joint venture of Detour TV properties in Europe without the burden of production or overhead costs.

     Finally, management has been in discussions with certain parties from the music industry in order to form a Detour music group alliance encompassing music production, publishing and management.

     Going forward, significant amounts of additional cash will be needed to pay the costs to implement the new business plan and to fund losses until the Company is profitable. While there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its business plan and is exploring a number of alternatives in this regard. As discussed in Note L to the financial statements, the Company has raised $739,000 (net of issuance costs of $50,000) through the issuance of its common stock subsequent to December 31, 2000.

     To implement the proposed business plan and to fund associated restructuring costs and operating losses, the Company also will be required to restructure certain of its outstanding debt and other financing arrangements. Several alternatives are being considered.

                          Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE C - GOING CONCERN MATTERS - Continued

     Management believes that, despite the financial hurdles and funding uncertainties going forward, it has developed a business plan that, if successfully funded and executed, can significantly improve operating results. The support of the Company's vendors, customers, lenders, stockholders and employees will continue to be key to the Company's future success.

     In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE D - ACCOUNTS RECEIVABLE

     During 1999, the Company sold a majority of its advertising accounts receivable to a finance company without recourse. The receivables were sold at a discount ranging from 3.99% to 10.64% on a pre-approved basis (average discount rate of 5% per month for 2000 and 1999), with a "hold-back" of 12% on each invoice until payment of the receivables. Therefore, the finance company was only factoring 88% of the Company's eligible advertising receivables. The finance company provided certain credit services for the Company, such as obtaining credit reports on customers and collections. In December 1999, the Company discontinued selling its accounts receivable and the remaining amount due from the finance company at December 31, 1999 was not significant. In January 2001, the Company began selling its accounts receivable to a different finance company at terms similar to the previous financing arrangement. Finance fees for the year ended December 31, 1999 totaled $117,524, and is included in interest expense on the statement of operations. Proceeds received from the sales of accounts receivable in 1999 are included in cash flows from operating activities in the statements of cash flows.


NOTE E - FURNITURE AND EQUIPMENT

     Furniture and equipment at December 31, 2000 consist of the following:

             Office equipment                                $ 171,055
             Furniture and fixtures                             63,666
                                                             ---------
             Less accumulated depreciation                    (191,968)
                                                             ---------
                                                             $  42,753
                                                             =========

                          Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE F - NOTES PAYABLE

    Notes payable at December 31, 2000 consist of the following:

        Note payable to a financial institution, principal and
        unpaid interest was due in December  1998.  The note bore
        interest at 18% through its maturity date and currently
        bears  interest  at 28%.  The Company is in default of
        this  note,  which  is  personally  guaranteed  by the
        Company's  majority stockholder.                            $   522,500

        Note payable, principal and unpaid interest was due on
        March 8, 2000. The note  bears interest at 6%.  The note
        was not repaid on the due date and the Company is
        currently in default of this note.                              100,000

        Notes payable,  principal and unpaid interest was due on
        July 15, 1999. The note bore interest at 12% through
        maturity and currently bears interest at 14%.  The note
        was not repaid on the due date and the Company is
        currently in default of this note.                               77,972

        Convertible  debentures  maturing  on June 19,  2003.
        The  debentures  are issued to five creditors and bear
        interest at 10%. The  debentures  require quarterly
        interest only payments.                                       1,000,000

        Convertible  debentures  maturing in December,  2005.
        The  debentures  are issued  to  eight  creditors  and
        bear interest at 6%.  Principal and interest are due at
        maturity.                                                       160,000

        Eight notes payable,  bearing interest at rates ranging
        from 10% to 12% and requiring  monthly or quarterly
        interest payments.  All eight notes are payable on demand.      859,44
                                                                     ----------
                                                                      2,719,921
        Less current maturities                                       2,559,921
                                                                     ----------
        Long-term portion                                            $  160,000
                                                                     ==========

                        Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE F - NOTES PAYABLE - Continued

     In connection with the issuance of convertible debentures, the Company paid issuance costs to financial advisors totaling $141,032. The debt issuance costs are included in interest expense in fiscal 2000. The Company also issued 500,000 shares of its common stock to the same financial advisors (see Note K). The convertible debentures can be converted into common stock at an amount equal to 80% of the average three lowest closing bid prices from the 20 days immediately preceding the conversion date. This beneficial conversion feature resulted in a noncash charge of $212,687 included in interest expense in fiscal 2000.

     As of December 31, 2000, the Company did not make the quarterly interest payments on the convertible debentures maturing in 2003. This is an event of default under these agreements and the Company has not obtained a waiver of the violations. In accordance with accounting principles generally accepted in the United States of America, the debt is classified as current as of December 31, 2000.

     Interest expense on notes payable (excluding interest expense on amount due to stockholders and debt issuance costs) totaled $209,000 and $175,000 for the year ended December 31, 2000 and 1999, respectively.

     Future maturities of notes payable as of December 31, 2000 are as follows:

                 Year ending December 31.
             ---------------------------------
                           2001                            $2,559,921
                           2002                                     -
                           2003                                     -
                           2004                                     -
                           2005                               160,000
                                                           ----------
                                                           $2,719,921
                                                           ==========

NOTE G - AMOUNTS DUE TO STOCKHOLDERS

     Note payable to stockholder represents advances of $932,313 made to the Company in 1995. The note bears interest at 12% per year, is payable on demand, and is collateralized by substantially all the assets of the Company. At December 31, 2000, the full amount of principal is outstanding. Accrued interest payable to this minority stockholder at December 31, 2000 totaled $525,500. Interest expense for this note was $112,000 for each of the years ended December 31, 2000 and 1999.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE G - AMOUNTS DUE TO STOCKHOLDERS - Continued

     Advances from stockholder represent advances made by the majority stockholder of the Company for working capital purposes. At December 31, 1999, the advances bore interest at 12% per annum and were payable on demand. In March 2000, the majority stockholder agreed to reduce the annual interest rate to 8% and modified the repayment terms. Under the new repayment terms, the advances are repayable in monthly principal installments of $42,000 commencing January 1, 2001. However, the Company must use at least 25% of the net proceeds of any financing received by the Company to repay the advances. Further, all of the advances are due and payable in full at such time as the Company has received equity financing of at least $10,000,000. At December 31, 2000, $2,556,021 of principal is outstanding and classified as short-term. Accrued interest payable to the majority stockholder at December 31, 2000 totaled $770,537. Interest expense on the advances from stockholder was approximately $298,000 and $280,000 for the year ended December 31, 2000 and 1999, respectively.

NOTE H - ASSET IMPAIRMENT CHARGE

     In February 1998, the Company entered into an agreement to purchase certain intangible assets from and assumed certain liabilities of Berle-Moll Enterprises, Inc. ("Berle") for a total purchase price of $295,842. The Company paid $85,706 in cash (including acquisition costs of $17,706), issued a note payable to Berle in the amount of $107,164 and assumed certain liabilities in the amount of $120,678. Under the agreement, the Company agreed that if it ceased to publish the acquired magazine acquired under the trademark purchased, promptly upon demand by Berle, the Company would transfer the magazine trademarks to Berle. The acquired intangible assets were being amortized on a straight-line method over five years. Amortization expense for the years ended December 31, 1999 was $62,709.

     As a result of the Company's inability to publish the magazine under the acquired trademark, the Company recorded an asset impairment charge of $198,581 in December 1999, representing the unamortized carrying value of the acquired intangible assets.

NOTE I - EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT

     In 1999, the Company recorded an extraordinary gain of $595,399 in connection with the settlement of two liabilities aggregating $693,399 by payment of a total of $98,000.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE J - COMMITMENTS AND CONTINGENCIES

1.   Operating Leases
     ----------------

     The Company conducts its operations from two facilities that are leased under separate three year non-cancelable operating leases expiring in January 2001 and November 2001. The Company is required to pay its proportionate share of utilities and real estate taxes at one of its locations.

     Rent expense for the years ended December 31, 2000 and 1999 was $119,807 and $119,862, respectively. Minimum future rental payments under non-cancelable operating leases as of December 31, 2000 total $72,000, payable in 2001.

2.   Cease-and-Desist  Proceeding  by the  Securities  and  Exchange  Commission
     ---------------------------------------------------------------------------

     By notice dated March 30, 2000, the staff of the Salt Lake City District Office of the Securities and Exchange Commission ("SEC" or "the Commission") notified the Company and its Chairman that it was recommending to the SEC that an enforcement action be filed against both the Company and its Chairman relating to accuracy of certain of the Company's financial statements in 1997 and 1998. The recommended enforcement action was based on: (i) the improper presentation of certain quarterly financial information; and (ii) the failure to record in accordance with generally accepted accounting principles the proper compensation expense resulting from the issuance to consultants in 1997 of options to purchase 4,400,000. shares of common stock. According to the notice from the Commission, the SEC anticipates alleging that the Company has violated Section 17(a) of the Securities Act of 1933, and Section 10(b) of the Securities Exchange Act of 1934, rule 10b-5, Section 13(a) of the Exchange Act and various rules promulgated thereunder.

     The Company believes that the issue regarding improper presentation of quarterly financial information relates to the Company's averaging of certain costs and expenses in certain quarterly periods in 1997 and 1998 instead of calculating these costs and expenses precisely. To comply with the staff's requirement, the Company would be required to determine the actual costs and expenses for the affected quarters. The second issue related to whether the Company recorded the proper amount of compensation expense in connection with the issuance of the options to the consultants. The Company recorded an expense of $21,991, based on the exercise price of the options of $.005 per share. The Company understands that the staff believes that the expense should be the fair market value of the options at the time the options were issued. Under generally accepted accounting principles, any such additional compensation expense in connection with the options would result in a corresponding increase in the paid-in capital of the Company. Thus, while the expense would increase the Company's net loss for 1997, the paid-in capital would be similarly increased and there would be no change to the Company's total deficit in stockholders' equity as of the end of 1997.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE J - COMMITMENTS AND CONTINGENCIES - Continued

     In 2000, the Company advised the staff that it wished to cooperate fully and reach an agreement on an appropriate remedy to resolve this matter. The Company had determined to restate its financial statements to address the concerns raised by the staff.

     On November 22, 2000, the Commission issued a cease-and-desist proceeding pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934. The Commission ordered the Company to amend its filings with the Commission to properly reflect its financial condition and operating results, and as required by Section 13(b)(2) of the Exchange Act, make and keep books, record and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The Commission further ordered the Company to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that, among other things, transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. The Company has advised the Commission of its intention to amend its filing with the Commission.

3.   Litigation
     ----------

     The Company is a defendant in several other lawsuits in the normal course of its business. In the opinion of management, after consulting with legal counsel, the liabilities, if any, resulting from these matters will not have a material effect on the Company's financial statements.

NOTE K - EQUITY

     In June 1997, the Company adopted the Detour Magazine, Inc. 1997 Non-Qualified Stock Option Plan (the "Plan"), which reserved an aggregate of 4,400,000 shares of the Company's common stock for issuance thereunder. In 1997, the Company authorized the issuance of 4,400,000 options under the Plan to five entities, granting each entity options at an exercise price of $.005. All of the issued options were exercised in 1998 and resulted in net proceeds of $21,991. None of the options to purchase shares of the Company's common stock under the Plan were issued to any member of management. At December 31, 2000, there are no further options reserved for issuance under the Plan and there are no outstanding options.

     In 1999, the Company issued 440,000 shares of its common stock to employees as compensation for services rendered. The stock was valued at the closing stock price on the day of issuance and expensed in the 1999 statement of operations. The Company also issued 200,000 shares of its common stock for cash proceeds totaling $50,000.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE K - EQUITY - Continued

     In December 1999, the Company and its majority stockholder entered into an agreement with two financial advisors to assist the Company in obtaining equity and debt financing and to provide other consulting services, including identifying potential acquisitions and strategic partners, analyzing potential acquisitions and other business arrangements, assisting in strategic planning and business development, market support and assisting in developing e-business plans. In connection with this agreement, the Company issued to each advisor warrants to purchase 800,000 shares of its common stock at an exercise price of $.10 a share. The vesting of such warrants was subject to certain conditions during a service period that extended through September 30, 2000, as follows: (i) 25,000 warrants vest per month throughout the service period; (ii) in addition, at such time that the Company receives at least $1,000,000 of financing arranged by the financial advisors, additional warrants shall vest in a ratio equal to the aggregate funds raised divided by $5,000,000; and (iii) in the event of a sale of the Company during the service period, additional warrants vest in an amount equal to the number of vested warrants immediately prior to the sale (effectively doubling the number of vested warrants). In no event shall the number of vested warrants exceed the initial number of warrants of 1,600,000.

     Management believed the agreement did not contain a performance commitment because the financial advisors had no disincentive for nonperformance other than the loss of the cash, options and warrants attributable to the work performed. Accordingly, the options and warrants issued under this agreement were measured at the fair value on the dates the advisors were successful in obtaining financing for the Company. At December 31, 1999, the Company had not received any financing arranged by the financial advisors. Between January 1, 2000 and March 31, 2000, the Company received $1,800,000 of financing (debt and equity) resulting in the vesting of warrants to purchase 416,000 shares of the Company's common stock. The agreement was amended in fiscal 2000 resulting in the vesting of the remaining warrants to purchase an additional 1,184,000 shares of the company's common stock. The vesting of the remaining warrants to purchase 1,184,000 resulted in a noncash charge of $663,040 included in general and administrative expense in fiscal 2000.

     The agreement also provided the financial advisors an option to purchase 3,000,000 shares of common stock of the Company at an exercise price of $.10. The options were exercisable if and only if the Company received at least $5,000,000 in financing arranged by the financial advisors. The agreement also provided for a cash financing fee of 10% of the funds raised. In addition, the financial advisors may have been entitled to cash consulting fees up to $10,000 per month, depending on the amount of funds raised on behalf of the Company.

                            Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999

NOTE K - EQUITY - Continued

     In September 2000, the Company terminated this agreement with the two financial advisors. In addition to the 800,000 of stock warrants issued to each advisor, the Company issued an additional 300,000 shares of its restricted common stock to each advisor in order to terminate the agreement. The issuance of these additional 600,000 shares resulted in a noncash charge of $393,600 involved in general and administrative expense in fiscal 2000. In connection with this termination agreement, the option to provide 3,000,000 shares of the Company's stock was cancelled.

     In January 2000, the Company issued 20 units for $5,000 per unit, or a total of $100,000. Each unit consists of promissory note of the Company in a principal amount of $5,000, bearing interest at 10% per year due and payable on April 25, 2000, and 5,000 warrants, each warrant entitling the holder to purchase one share of common stock for $.10 per share at any time through December 31, 2002. The notes were repaid in April 2000.

     In February 2000, the Company issued two units for $100,000 per unit, or a total of $200,000. Each unit consists of a promissory note of the Company in a principal amount of $100,000, bearing interest at 10% per year due and payable on January 31, 2001, and 75,000 warrants, each warrant entitling the holder to purchase one share of common stock for $.10 per share, at any time through December 31, 2004.

     In March 2000, the Company issued 3,000,000 shares of common stock for $.33 1/3 per share, or a total of $1,000,000 (less stock issuance costs). The purchasers received demand registration rights exercisable after September 14, 2000. The Company was in violation of certain representations and warranties made in the stock purchase agreements and has not received waivers of these violations. These violations could subject the Company to damages, including the potential rescission of the shares, if waivers cannot be obtained. In the opinion of management, the damages, if any, resulting from the violations would not be material to the Company's financial position or results of operations.

     In April 2000, the Company issued 1,000,000 shares of common stock for $.50 per share, for a total of $500,000 (less stock issuance costs). The purchaser received demand registration rights exercisable after April 30, 2001.

                          Detour Media Group, Inc.
                   (formerly known as Detour Magazine, Inc.)
                   NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2000 and 1999


NOTE K - EQUITY - Continued

     Between June 2000 and December 2000, the Company issued 1,412,100 shares of common stock in exchange for various professional services, including legal, marketing, promotional and financial services. The issuance of these shares resulted in a noncash charge included in general and administrative expenses of $729,550 in fiscal 2000.

     The Company also issued warrants to acquire approximately 2,120,000 shares of the Company's common stock in exchange for various professional services including the 1,184,000 shares issued to the two financial advisors described above. The fair value of the warrants issued in fiscal 2000 totaled $1,259,884 and is included in selling, general and administrative expense.

     In February 2000, the Company issued 150,000 shares of its common stock in connection with short-term borrowings. The issuance of the shares resulted in a noncash financing charge (included in interest expense) of $58,500 in fiscal 2000.

     In November 2000, the Company issued 500,000 shares of its common stock to financial advisors in connection with the issuance of certain convertible debentures (Note F). The issuance of the shares has been reflected as a debt issuance cost in the statement of deficit in stockholder's equity and being amortized over the lives of subordinated debentures (3 years).

NOTE L - SUBSEQUENT EVENTS

     On April 9, 2001, the Company's former financial advisors exercised warrants to acquire 1,333,333 shares of the Company's common stock. On April 11, 2000, the company issued 1,000,000 shares to various shareholders resulting from the Company's noncompliance with the shareholders' request to register previously issued restricted shares. The shareholders previously received demand registration rights.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The articles of incorporation of the Registrant provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the articles of incorporation and the corporation law of the State of Colorado, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

As permitted by the Colorado Business Corporation Act, the Articles of Incorporation provide that directors and officers of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 7-108-403 of the Colorado statute relating to unlawful distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation also provide (subject to certain exceptions) that the Registrant shall, to the maximum extent permitted form time to time under the law of the State of Colorado, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. The Registrant's bylaws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against the directors and officers of the Registrant for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of the Registrant for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

   Securities and Exchange Commission Registration Fee$     283.00
   Legal Fees and Expenses............................$  30,000.00
   Accounting Fees and Expenses.......................$  10,000.00
   Miscellaneous......................................$   2,000.00
   Total..............................................$  42,283.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In 1999, the Company issued 440,000 shares of its common stock to employees as compensation for services rendered. The Company also issued 200,000 shares of its common stock for cash proceeds totaling $50,000. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In December 1999, the Company issued warrants to purchase 800,000 shares of its common stock at an exercise price of $.10 a share to two financial advisors of the Company. No sales commissions were paid in connection with this transaction. In September 2000, the Company terminated this agreement with the two financial advisors. In addition to the 800,000 of stock warrants issued to each advisor, the Company issued an additional 300,000 shares of its restricted common stock to each advisor in order to terminate the agreement. No sales commissions were paid in connection with such transactions. The warrants and shares were issued in reliance upon the exemption from registration afforded by
Section 4(2) of the Securities Act.

     In January 2000, the Company issued 20 units for $5,000 per unit to an investor for a total of $100,000. Each unit consists of promissory note of the Company in a principal amount of $5,000, bearing interest at 10% per year due and payable on April 25, 2000, and 5,000 warrants, each warrant entitling the holder to purchase one share of common stock for $.10 per share at any time through December 31, 2002. The notes were repaid in April 2000. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In February 2000, the Company issued two units for $100,000 per unit to an investor for a total of $200,000. Each unit consists of a promissory note of the Company in a principal amount of $100,000, bearing interest at 10% per year due and payable on January 31, 2001, and 75,000 warrants, each warrant entitling the holder to purchase one share of common stock for $.10 per share, at any time through December 31, 2004. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In February 2000, the Company issued 150,000 shares of its common stock in connection with short-term borrowings. In November 2000, the Company issued 500,000 shares of its common stock to financial advisors in connection with the issuance of certain convertible debentures. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In March 2000, the Company issued 3,000,000 shares of common stock for $.33 1/3 per share, or a total of $1,000,000 (less stock issuance costs) to an investor. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In April 2000, the Company issued 1,000,000 shares of common stock for $.50 per share to an investor, for a total of $500,000 (less stock issuance costs). The purchaser received demand registration rights exercisable after April 30, 2001. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by
Section 4(2) of the Securities Act.

     Between June 2000 and December 2000, the Company issued 1,412,100 shares of common stock in exchange for various professional services, including legal, marketing, promotional and financial services. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In December 2000, we issued 6% convertible debentures in the aggregate principal amount of $309,000 to four investors, and received total gross proceeds of $1,236,000. The debentures have a maturity date of December 31, 2001. The debentures are convertible into the number of shares of our common stock determined by dividing (a) that portion of the outstanding principal balance of the note as of the date of conversion by (b) the conversion price. The conversion price means the lesser of (x) $0.27 and (y) an amount equal to seventy-five percent (75%) of the average closing bid prices for the three (3) trading days having the lowest closing bid prices during the thirty (22) trading days prior to the conversion date. Additionally, we issued a warrant to each of the purchasers to purchase an aggregate of 1,259,260 shares of our common stock at an exercise price equal to $.29216 per share. The purchasers may exercise the warrants through December 31, 2005. The debentures and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In December 2000, we issued 10% convertible debentures in the aggregate principal amount of $1,000,000 to four investor, and received total gross proceeds of $4,000,000. The debentures have a maturity date of December 31, 2001. The debentures are convertible into the number of shares of our common stock determined by dividing (a) that portion of the outstanding principal balance of the note as of the date of conversion by (b) the conversion price. The conversion price means the lesser of (x) $0.90 and (y) an amount equal to eighty percent (80%) of the average closing bid prices for the three (3) trading days having the lowest closing bid prices during the thirty (22) trading days prior to the conversion date. Additionally, we issued a warrant to each of the purchasers to purchase an aggregate of 250,000 shares of our common stock at an exercise price equal to $.6641 per share. The purchasers may exercise the warrants through December 31, 2005. The debentures and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS
                                       EXHIBIT INDEX


Exhibit
Number      Description of Document
------      -----------------------

3.1*        Certificate and Articles of Incorporation

3.2*        Bylaws

3.3**       Articles of Merger

3.4***      Certificate of Correction dated March 6, 2000

4.1         Form of Warrant to Purchase Shares of Common Stock of Detour Media
            Group, Inc.

4.2 Form of 6% Debenture Convertible into Shares of Common Stock of Detour Media Group, Inc. issued in December 2000 private placements

4.3 Registration Rights Agreement dated December 28, 2000 by and among Detour Media Group, Inc. and Certain Investors.

4.4 Convertible Debentures and Warrants Purchse Agreement dated December 28, 2000 between Detour Media Group, Inc. and Certain Investors.

4.5 Form of 10% Debenture Convertible into Shares of Common Stock of Detour Media Group, Inc. issued in June 2000 private placements

4.6 Registration Rights Agreement dated June 12, 2000 by and amoung Detour Media Group, Inc. and Certain Investors.

4.7 Convertible Debentures and Warrants Purchase Agreement dated June 12, 2000 between Detour Media Group, Inc. and Certain Investors.

5.1         Opinion of Jenkens & Gilchrist Parker Chapin LLP

23.1        Consent of Grant Thornton LLP

23.2        Consent of Jenkens & Gilchrist Parker Chapin LLP (included in
            Exhibit 5.1)

------------------------------

* Filed with the Securities and Exchange Commission in the Exhibits to Form 10-SB, filed in January 1995 and are incorporated by reference herein.

** Filed with the Securities and Exchange Commission in the Exhibits to Form 10-KSB filed in April 1998 and is incorporated by reference herein.

*** Filed with the Securities and Exchange Commission in the Exhibits to Form 10-KSB, filed in May 2000 and is incorporated by reference herein.

ITEM 28.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, State of California, on July 17, 2001.


                                          DETOUR MAGAZINE, INC.,
                                          a Colorado corporation



                                          /s/ Edward T. Stein
                                          ------------------------------
                                          Edward T. Stein
                                          Chairman